EXECUTION COPY












                             ASSET PURCHASE AGREEMENT



                                   dated as of

                                 January 4, 1997

                                     between

                          Texas Instruments Incorporated

                                       and

                                 Raytheon Company


                                TABLE OF CONTENTS


                                                                   Page

                                    ARTICLE 1
                                   Definitions

         Section 1.01.   Definitions..............................    1

                                    ARTICLE 2
                                Purchase And Sale

         Section 2.01.   Purchase and Sale........................   14
         Section 2.02.   Retained Assets..........................   14
         Section 2.03.   Assumed Liabilities......................   14
         Section 2.04.   Retained Liabilities.....................   14
         Section 2.05.   Nonassignable Contracts..................   14
         Section 2.06.   Purchase Price...........................   15
         Section 2.07.   Closing Balance Sheet....................   15
         Section 2.08.   Allocation of Purchase Price.............   16
         Section 2.09.   Closing..................................   17

                                    ARTICLE 3
                     Representations and Warranties Of Seller

         Section 3.01.   Corporate Organization...................   18
         Section 3.02.   Corporate Authority......................   19
         Section 3.03.   No Violations; Consents and Approvals....   19
         Section 3.04.   Subsidiaries.............................   20
         Section 3.05.   Acquired Business Financial Statements...   20
         Section 3.06.   No Undisclosed Material Liabilities......   21
         Section 3.07.   Absence of Certain Events and Changes....   21
         Section 3.08.   Compliance with Applicable Laws..........   22
         Section 3.09.   Title to and Sufficiency of Assets.......   22
         Section 3.10.   Litigation...............................   23
         Section 3.11.   Taxes....................................   24
         Section 3.12.   Employee Benefit Plans...................   24
         Section 3.13.   Environmental Matters....................   27
         Section 3.14.   Brokers and Finders......................   28
         Section 3.15.   Intellectual Property....................   28
         Section 3.16.   Employees................................   30









                                                                   Page

         Section 3.17.   Contracts................................   30
         Section 3.18.   Permits..................................   30
         Section 3.19.   Restrictive Agreements...................   31
         Section 3.20.   No Representations or Warranties.........   31

                                    ARTICLE 4
                     Representations and Warranties of Buyer

         Section 4.01.   Corporate Organization and Qualification.   31
         Section 4.02.   Corporate Authority......................   31
         Section 4.03.   No Violations; Consents and Approvals....   32
         Section 4.04.   Brokers and Finders......................   32
         Section 4.05.   No Representations or Warranties.........   33

                                    ARTICLE 5
                               Covenants of Seller

         Section 5.01.   Conduct of Seller........................   33
         Section 5.02.   Other Offers.............................   35
         Section 5.03.   Notices of Certain Events................   35
         Section 5.04.   Confidentiality and Standstill
                           Agreements.............................   35
         Section 5.05.   No Agreement to Prohibited Actions.......   35
         Section 5.06.   Confidentiality..........................   35
         Section 5.07.   Insurance................................   36
         Section 5.08.   Non-Solicitation of Employees............   37

                                    ARTICLE 6
                         Covenants of Both Parties

         Section 6.01.   Access to Information....................   38
         Section 6.02.   Reasonable Efforts.......................   38
         Section 6.03.   Novation of Government Contracts.........   38
         Section 6.04.   Public Announcements.....................   39
         Section 6.05.   Further Assurances.......................   39
         Section 6.06.   Notices..................................   39

                                    ARTICLE 7
                                   Tax Matters

         Section 7.01.   Tax Covenants............................   40









                                                                   Page

         Section 7.02.   Allocation of Transfer and Property
                           Taxes..................................   42
         Section 7.03.   Cooperation..............................   42
         Section 7.04.   Allowable Taxes..........................   43
         Section 7.05.   Long-Term Contracts......................   43
         Section 7.06.   Refunds..................................   44

                                    ARTICLE 8
                                Employee Benefits

         Section 8.01.   Employees; Allocation of Liabilities.....   45
         Section 8.02.   Defined Benefit Retirement Plans.........   45
         Section 8.03.   Defined Contribution Plans...............   47
         Section 8.04.   Retiree Health and Other Retiree Benefit
                           Plans..................................   47
         Section 8.05.   Stock Options and Restricted Stock Units.   48
         Section 8.06.   Other Welfare Benefits...................   48
         Section 8.07.   Employment Agreements....................   50
         Section 8.08.   Cooperation..............................   50
         Section 8.09.   Amendment, Modification or Termination
                           of Benefit Plans.......................   50
         Section 8.10.   Compensation and Benefits................   50
         Section 8.11.   Deferred Compensation....................   52
         Section 8.12.   Forms W-2................................   52
         Section 8.13.   Foreign Plans............................   52
         Section 8.14.   Acquired Subsidiary......................   53
         Section 8.15.   Labor Relations..........................   54

                                    ARTICLE 9
                            Conditions to the Closing

         Section 9.01.   Conditions to the Obligations of Buyer
                           and Seller.............................   54
         Section 9.02.   Conditions to the Obligations of Seller..   55
         Section 9.03.   Conditions to the Obligations of Buyer...   56

                                    ARTICLE 10
                            Survival; Indemnification

         Section 10.01.  Survival.................................   57
         Section 10.02.  Indemnification..........................   57
         Section 10.03.  Indemnification Procedures...............   59








                                                                   Page

                                    ARTICLE 11
                                   Termination

         Section 11.01.  Termination..............................   61
         Section 11.02.  Effect of Termination....................   61

                                    ARTICLE 12
                                  Miscellaneous

         Section 12.01.  Entire Agreement.........................   61
         Section 12.02.  Notices..................................   62
         Section 12.03.  Amendments; No Waivers...................   63
         Section 12.04.  Successors and Assigns...................   63
         Section 12.05.  Governing Law............................   63
         Section 12.06.  Counterparts; Effectiveness..............   63


                         SCHEDULES, EXHIBITS AND ANNEXES


         Exhibit A      Intellectual Property Assignment and License
                          Agreement
         Exhibit B      Real Estate Agreements
         Exhibit C      Systems and Services Transition Agreement
         Exhibit D      Master Services Agreement
         Schedule 1     Acquired Facilities
         Schedule 2     Certain Agreements
         Schedule 3     Certain Environmental Liabilities
         Schedule 4     Certain Other Assumed Liabilities
         Schedule 2.07  Net Worth Adjustment
         Schedule 4.03  Certain Consents











                             ASSET PURCHASE AGREEMENT


              ASSET PURCHASE AGREEMENT dated as of January 4, 1997 between Texas Instruments Incorporated, a Delaware corporation ("SELLER"), and Raytheon Company, a Delaware corporation
         ("BUYER").

                               W I T N E S S E T H:

              WHEREAS, Seller designs, manufactures, sells, and distributes certain products constituting the Defense Business (as hereinafter defined);

              WHEREAS, Buyer desires to purchase substantially all of the assets of the Defense Business from Seller, and Seller desires to sell substantially all of the assets of the Defense Business to Buyer, upon the terms and conditions set forth herein;

              NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

              Section 1.01 Definitions. (a) The following terms used herein shall have the following meanings:

              "ACQUIRED ASSETS" means (i) all Seller's and its Subsidiaries' right, title and interest (including minority interests) in and to all Assets of Seller or any of its Subsidiaries that are used primarily in or held primarily for use in the operation, as currently conducted, or as proposed to be conducted in the Confidential Memorandum provided by Seller to Buyer in connection with proposing the transactions contemplated hereby (including new developments) of the Defense Business, including without limitation the Acquired Facilities,
         (ii) whether or not included within the Assets set forth in clause (i) above, all Assets reflected on the Acquired Business Interim Balance Sheet, as such Assets may have been added to, sold in the ordinary course of business or otherwise changed since such date, (iii) all assets treated as Acquired Assets in
         Article 8 hereof, and (iv) all issued and outstanding shares of capital stock of the Acquired Subsidiary; provided that "Acquired Assets" shall exclude (i) all patents, patent applications and patent disclosures not listed on the Seller Disclosure Schedule (but shall include those listed on the Seller Disclosure Schedule) and third party patent licenses,
         (ii) all insurance policies, contracts, arrangements and agreements relating to medical, dental and other services entered into by

         Seller for the benefit of Seller or its employees and all rights of Seller thereunder and (iii) except as provided in
         Article 8, cash and cash equivalents.

              "ACQUIRED BUSINESS" means the Acquired Assets and the Assumed Liabilities.

              "ACQUIRED BUSINESS BALANCE SHEET" means the unaudited combined statement of assets and liabilities as of December 31, 1995 for the Acquired Business.

              "ACQUIRED BUSINESS FINANCIAL STATEMENTS" means the
         Acquired Business Balance Sheet and the unaudited statements of combined income and combined cash flows for the year ended December 31, 1995 for the Acquired Business.

              "ACQUIRED BUSINESS INTERIM BALANCE SHEET" means the unaudited combined statement of assets and liabilities as of September 30, 1996 for the Acquired Business.

              "ACQUIRED BUSINESS INTERIM FINANCIAL STATEMENTS" means the Acquired Business Interim Balance Sheet and the unaudited statements of combined income and combined cash flows for the nine months ended September 30, 1996 for the Acquired Business.

              "ACQUIRED FACILITIES" means the real property and facilities described on Schedule 1 hereto.

              "ACQUIRED SUBSIDIARY" means SAVI Technology, Inc., a California corporation and a wholly owned subsidiary of Seller.

              "ADJUSTED PURCHASE PRICE" means the Purchase Price (i) (a) minus the amount of any payment made pursuant to Section
         2.07(a), or (b) plus the amount of any payment made pursuant to
         Section 2.07(b), as the case may be, and (ii) as adjusted to reflect any payments required by Section 2.07(d).

              "ADVANCED PROGRAMS DIVISION" means the organization within Seller that (a) is engaged in the development of next generation products for the Electronics Systems Division and the Missile Systems Division, and includes, without limitation,
         (i) the Advanced Weapons Department, which is engaged in the development of systems level technologies for future missile systems programs, (ii) the Advanced Land Combat Systems department, which pursues next generation ground-based U.S. Army and U.S. Navy/U.S. Marine Corps programs and supporting technologies for future ESD programs, and (iii) the Airborne Systems Department, which is focused on future U.S. Air Force and U.S. Navy/U.S. Marine Corps aviation programs with system technologies such as advanced airborne FLIR, IR search and track, airborne data processing system



         technologies and advanced RF systems using active electronically scanned antenna technology and products for broad band-width space based communications with GaAs MMIC solid-state-based transmitters and other technologies; and (b) oversees the development and management of new strategic businesses through (i) the New Business department, which explores developing defense and related commercial opportunities and (ii) the management of acquired companies.

              "ADVANCED TECHNOLOGY AND COMPONENTS DIVISION" means the organization within Seller that provides the Advanced Programs, Electronic Systems and Missile Systems Divisions access to technology in the fields of RF/Microwave, Electro-Optics, advanced microelectronics, image/signal processing and weapon guidance algorithms by supplying advanced component technology and products for infrared systems, electronically steered arrays, active RF decoys, missile seeker front-ends, power supply subsystems, digital signal processors and target recognition tracking algorithms.

              "AFFILIATE" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

              "ALLOWABLE TAX" means the allocable share of any Tax of Seller or any of its Affiliates which is an allowable cost under the Federal Acquisition Regulation, 48 C.F.R. Chapter 1, and associated regulations and agreements between Seller and any U.S. governmental entity, which agreements are listed on
         Schedule 2, allocated based on Seller's existing finance policy (as it is in effect as of the date hereof).

              "ANCILLARY AGREEMENTS" means the following: with respect to Intellectual Property, the Intellectual Property Assignment and License Agreement (the "IP AGREEMENT") substantially in the form of Exhibit A hereto, with respect to real estate, the agreements substantially in the form of Exhibit B hereto, with respect to information systems, the Systems and Services Transition Agreement substantially in the form of Exhibit C hereto and, with respect to administrative services, the Master Services Agreement substantially in the form of Exhibit D hereto.

              "APPLICABLE INTEREST RATE" means interest at the rate per annum determined, from time to time, under the provisions of
         Section 6621(a)(2) of the Code.

              "ASSETS" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:



                   (i) real property interests (including leases), land, plants, buildings and improvements;

                  (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                 (iii)  inventories, including raw materials,
              work-in-process, finished goods, parts, accessories;

                  (iv) cash, bank accounts, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

                   (v) certificates of deposit, banker's acceptances, shares of stock, securities, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, shares, investment contracts, voting trust certificates, puts, calls, straddles, interests in joint ventures, partnerships and other entities, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

                  (vi) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

                 (vii)  Intellectual Property;

                (viii) agreements, leases, Contracts, sale orders, purchase orders, open bids and other commitments and all rights therein;

                  (ix) prepaid expenses, deposits and retentions held by third parties;

                   (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

                  (xi)   Permits; and



                 (xii)  goodwill and going concern value.

              "ASSUMED LIABILITIES" means (i) all Liabilities relating primarily to the Defense Business as presently conducted, including without limitation all Liabilities relating to the Acquired Facilities (excluding Liabilities (A) arising under Environmental Laws relating to the facilities listed on
         Schedule 3, (B) for Taxes incurred in or attributable to a Pre-Closing Tax Period, and (C) for "Performance Payments" up to $11,000,000 payable as provided in Section 2.1(e) of the Agreement and Plan of Merger between Seller and the Acquired Subsidiary dated October 2, 1995 (as defined therein)), (ii) the Liabilities described on Schedule 4, and (iii) all Liabilities treated as Assumed Liabilities under Article 8 hereof. Notwithstanding the foregoing, Assumed Liabilities shall not include any Retained Liabilities.

              "BRIDGE EMPLOYEES" means those individuals who are employed in the Defense Business as of the Closing Date pursuant to "bridge" agreements which grant a leave of absence from Seller of up to five years until the employee qualifies for early retirement under a pension plan maintained by Seller or for benefits under a retiree medical plan maintained by Seller.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "BUYER COMMON STOCK" means common stock, par value $1.00 per share, of Buyer.

              "CLOSING DATE" means the date of the Closing.

              "COMMERCIAL UNCOOLED IR BUSINESS" means the organization within Seller that provides low cost uncooled night vision systems for markets other than military, such as security, law enforcement and automotive industry markets.

              "CONTRACT" means any written note, bond, mortgage, indenture, lease, contract, license, agreement or other obligation or commitment.

              "CONTROLLED GROUP LIABILITY" means any and all Liabilities relating to Employee Plans under (i) Title IV of ERISA, (ii)
         Section 302 of ERISA, and (iii) Sections 412 and 4971 of the Code, other than such Liabilities that are Assumed Liabilities hereunder.

              "DGCL" means the General Corporation Law of the State of Delaware.

              "DAMAGES" means any damage, loss, claim, assessment, judgment, liability and expense (including without limitation reasonable expenses of investigation and reasonable





         attorneys' fees and expenses in connection with any pending or threatened claim, action, suit, investigation, proceeding or government directive).

              "DEFENSE BUSINESS" means (a) Seller's Missile Systems Division, Electronics Systems Division, Advanced Programs Division, and Advanced Technology and Components Division, together with the Finance, Engineering, Business Development, Supply Process, Human Resources, Quality Assurance, Product Production Process and SG Strategy support activities associated with said divisions, (b) Seller's Commercial Uncooled IR Business, (c) Seller's Smart Antenna Business, (d) the business of the Acquired Subsidiary, (e) the following laboratories of Seller's Corporate and Research Development Laboratories ("CRDL"): the Systems Components Laboratory, the Sensors and Infrared Laboratory and the portion of the Materials Science Laboratory that is engaged in work on gallium arsenide, together with the CRDL management and administration, marketing and contract, and quality, capital and computer activities that support said two laboratories, and (f) certain activities currently performed by corporate staff in support thereof (the cost of which activities has been fully reflected in the Acquired Business Financial Statements and the Acquired Business Interim Financial Statements).

              "ELECTRONIC SYSTEMS DIVISION" means the organization within Seller that provides system solutions in the areas of
         (a) electro-optical systems, including the Improved TOW/ Acquisition System, the Horizontal Technology Integration FLIR program (with Hughes Aircraft Company), the Improved Bradley Acquisition System, the Abrams Commander's Independent Thermal Viewer, the Combat Vehicle Thermal Targeting System, the F-117 Infrared Acquisition and Designation System, the F-18 NITE Hawk FLIR, the Surveillance FLIR Systems family of surveillance FLIRs and low-cost uncooled night vision systems; (b) ocean surveillance and terrain following/terrain avoidance radar systems, including the ASW/ASUW/Ocean Surveillance Radars, the LANTIRN/Multi-mode radar, the F-22 radar development program (with Northrop Grumman), certain proprietary radar programs and microwave components; and (c) specialized computing components and systems for defense applications, including the F-16 Modular Mission Computer and ruggedized Memory Loader/Verifier portable computerized test equipment.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.



              "EMPLOYEE PLANS" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and which covers any Transferred Individual, other than any such plan, contract, arrangement or policy which is a Foreign Plan.

              "ENVIRONMENTAL LAWS" means any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or to any Hazardous Substance.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              "FINAL DETERMINATION" shall mean (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Seller, Buyer or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the indemnifying party, if any, agrees.

              "FOREIGN PLANS" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates primarily for non-U.S. citizens or non-U.S. residents and which covers any Transferred Individual.



              "FORMER DEFENSE EMPLOYEES" means (i) those individuals who at their termination were employed by Seller and engaged in the Defense Business, a preliminary list of whom will be delivered to Buyer as promptly as practicable, and a definitive list of whom as of the close of business on the date prior to the Closing Date will be delivered to Buyer at Closing, and (ii) Bridge Employees.

              "GAAP" means United States generally accepted accounting principles.

              "GOVERNMENT CONTRACT" means (i) any Contract relating to the Acquired Business between Seller or the Acquired Subsidiary and any Governmental Entity and (ii) any Contract relating to the Acquired Business entered into by Seller or the Acquired Subsidiary as subcontractor (at any tier) in connection with a Contract between another Person and any Governmental Entity.

              "GOVERNMENTAL ENTITY" means any government or any court, arbitral tribunal, administrative agency, or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

              "HSR ACT" means the Hart-Scott-Rodino Antitrust
         Improvements Act of 1976, as amended.

              "HAZARDOUS SUBSTANCE" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, that is listed, identified in, or regulated under any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

              "INCOME TAX" (and, with correlative meaning, "INCOME TAXES") means any Tax imposed on or measured by net income, net worth or capital, or any alternative minimum Tax or similar Tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority.

              "INTELLECTUAL PROPERTY" has the meaning set forth in the IP Agreement.

              "INTERIM BALANCE SHEET NET WORTH" means $611,666,000.

              "IRS" means the Internal Revenue Service.

              "KNOWLEDGE" means, with respect to Seller, the actual knowledge of corporate officers of Seller, the members of the Strategy Leadership Team of the Defense Business and Messrs. R. Grossman and R. Donaldson.




              "LEASED FACILITIES" means Acquired Facilities which are leased by Seller. The material Leased Facilities are identified on Schedule 1.

              "LIABILITIES" means any and all debts, liabilities, commitments, claims, allegations, demands and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

              "LIEN" means any adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

              "MATERIAL ADVERSE EFFECT" means, with respect to the Acquired Business or any entity (or group of entities taken as a whole), such state of facts, events, change or effect as has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Business, taken as a whole, or, such entity (or group of entities, taken as a whole), or with respect to the Acquired Business, on the ability of Buyer to own and operate the Acquired Business following the Closing Date substantially as currently conducted.

              "MISSILE SYSTEMS DIVISION" means the organization within Seller that develops, produces and assembles Seller's precision guided weapons systems, including, without limitation, the Paveway laser guided bomb family, the Joint Standoff Weapon series, the Wind Corrected Munitions Dispenser guidance kit development program (with Alliant Techsystems), the High-speed Anti-Radar Missile, the Javelin anti-tank weapon (with Lockheed Martin), the active radar seeker for the McDonnell Douglas Harpoon anti-ship missile, the Extended Range Guided Munition development program and two proprietary missile programs referred to as PXX1 and PXX2.

              "PBGC" means the Pension Benefit Guaranty Corporation.

              "PERMIT" means any license, franchise, permit, concession, order, authorization, approval or registration from, of or with a Governmental Entity.

              "PERMITTED LIENS" means any Liens (i) for Taxes attributable to a Pre-Closing Tax Period not yet due or payable or being contested in good faith, (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business or (iii) that, individually or in the aggregate, do not materially impair



         the use, utility or value of the property to which they apply or otherwise have a Material Adverse Effect on the Acquired Business.

              "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

              "PRE-CLOSING TAX PERIOD" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

              "PROPRIETARY INFORMATION" means all information with respect to the Acquired Business that in accordance with Seller's usual practices would be treated by Seller as "TI PROPRIETARY INFORMATION - STRICTLY PRIVATE", "TI PROPRIETARY INFORMATION - INTERNAL DATA" or equivalent.

              "RETAINED ASSETS" means all Assets of Seller other than the Acquired Assets.

              "RETAINED LIABILITIES" means all Liabilities of Seller other than the Assumed Liabilities including, without limitation, (i) any obligation or liability for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid in the manner set forth in Section 7.02 hereof; (ii) any Liability or obligation relating to the Retained Assets; (iii) the Liabilities described in the parenthetical in clause (i) of the definition of "Assumed Liabilities"; (iv) any Liability to Transferred Employees for severance arising solely as a result of the consummation of the transactions contemplated by the Transaction Agreements (except to the extent any such Liability is a result of the failure by Buyer to fulfill any of its obligations under this Agreement); (v) any Taxes with respect to the Acquired Subsidiary incurred in or attributable to a Pre-Closing Tax Period; (vi) all Liabilities treated as Retained Liabilities under Article 8 hereof; and (vii) any Liability of the Acquired Subsidiary that would otherwise be a Retained Liability if the Buyer were buying the Assets of the Acquired Subsidiary used primarily in or held primarily for use in the operation, as currently conducted, of the Defense Business and not buying the stock of the Acquired Subsidiary.

              "SEC" means the Securities Exchange Commission.

              "SECURITIES ACT" means the Securities Act of 1933, as amended.

              "SELLER BY-LAWS" means the by-laws of Seller, as amended.

              "SELLER CHARTER" means the articles of incorporation of Seller, as amended.



              "SELLER COMMON STOCK" means common stock, par value $1.00 per share, of Seller.

              "SELLER DB PLAN" means the TI Employees Pension Plan.

              "SELLER DC PLAN" means the TI Employees Universal Profit Sharing Plan, including the Profit Sharing, CODA, VEC and Tax Credit Employees Stock Ownership Accounts.

              "SELLER DISCLOSURE SCHEDULE" means the Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement.

              "SELLER OPTION" means an option to purchase a share of Seller Common Stock granted under the Seller Stock Plans.

              "SELLER RESTRICTED STOCK UNIT" means a restricted stock unit granted under the Seller Stock Plans.

              "SELLER STOCK PLANS" means the TI 1984 Stock Option Plan, the TI 1988 Stock Option Plan, the TI Long-Term Incentive Plan, and the TI 1996 Long-Term Incentive Plan.

              "SELLER VEBA" means the TI Employees Health Benefit Trust.

              "SMART ANTENNA BUSINESS" means the organization within Seller that is developing an antenna for applications on cellular and PCS transmissions equipment to improve the quality, capacity and coverage of new and existing cell sites.

              "SUBSIDIARY" means, with respect to any Person, (i) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation or (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person, directly or indirectly, owns more than 50% of the total equity interests.

              "TAX" (including with correlative meaning, the terms "TAXES" and "TAXABLE") means (A) all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, Federal or other governmental body or authority, and, without limiting the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together






         with any interest, penalty, addition to tax or additional amount imposed by any governmental body or authority responsible for the imposition of any such tax (a "TAXING AUTHORITY"), (B) any liability of the Acquired Subsidiary for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby the liability of the Acquired Subsidiary for payments of such amounts is determined or taken into account with reference to the liability of any other Person; and (C) any liability for the payment of any amounts as a result of being party or subject to any agreement or with respect to the payment of any amounts of the type described in
         (A) or (B) as a result of any express or implied obligations to indemnify any other Person.

              "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

              "TAX RETURN" means any return, report, statement, information statement and the like required to be filed with any Taxing Authority.

              "TERMINATION DATE" means December 31, 1997.

              "TRANSACTION AGREEMENTS" means this Agreement and the Ancillary Agreements.

              "TRANSFERRED EMPLOYEES" means those individuals who are employed by Seller (or any of its Subsidiaries operating primarily outside the United States) in the Defense Business as of the Closing Date (other than Bridge Employees), a preliminary list of whom will be delivered to Buyer as promptly as practicable and a definitive list of whom as of the close of business on the date prior to the Closing Date will be delivered to Buyer at Closing. Transferred Employees shall include all individuals who are described in the first sentence hereof and who are, as of the Closing Date, on an approved leave of absence with a right to return to active employment.

              "TRANSFERRED INDIVIDUALS" means Transferred Employees and Former Defense Employees.

              (b) The following terms shall have the meanings assigned to such terms in the following sections:

         Term                                             Section

         Accounting Referee                               2.08




         Allocation                                       2.08
         Apportioned Obligations                          7.02(b)
         Assumption Agreement                             2.09(c)
         Buyer                                            Recitals
         Buyer DB Plan                                    8.02(b)
         Buyer DC Plan                                    8.03(a)
         Buyer FSAs                                       8.06(c)
         Buyer Retiree Plan                               8.04(a)
         Buyer VEBA                                       8.06(d)
         Claim                                            5.07(a)
         Closing                                          2.09
         Closing Net Worth                                Schedule 2.07
         Compensation Maintenance Period                  8.10(a)
         Confidentiality Agreement                        6.01
         Consideration                                    2.08
         Environmental Permits                            3.13(a)(ii)
         General Assignment                               2.09(b)
         indemnified party                                10.03(a)
         indemnifying party                               10.03(a)
         IP Agreement                                     1.01(a)
         Long-Term Contract                               7.05(a)
         Novation Agreement                               6.03(a)
         Qualified Plans                                  3.12(b)(i)
         Post-Closing Tax Period                          7.02(b)
         Purchase Price                                   2.06
         Seller                                           Recitals
         Seller FSAs                                      8.06(c)
         Seller Insurance Policies                        5.07(a)
         Seller Representatives                           5.06
         Tax Benefit                                      10.02(d)
         Technology                                       3.15(b)
         Third Party Claim                                10.03(b)
         Transfer Taxes                                   7.02(a)












                                   ARTICLE 2

                               Purchase And Sale

              Section 2.01. Purchase and Sale. Except as otherwise expressly provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, the Acquired Assets. Buyer and Seller agree that Buyer shall have the right to use the name "Raytheon - TI Systems" in the manner set forth in Section 2.12 of the IP Agreement.

              Section 2.02.  Retained Assets.  Buyer expressly
         understands and agrees that the Retained Assets shall be excluded from the Acquired Assets.

              Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and effective at the time of the Closing:

              (a) Buyer shall unconditionally assume and agree to pay, satisfy and discharge when due in accordance with their terms, and Buyer shall fully and forever hold Seller and its Affiliates harmless against, any and all Assumed Liabilities.

              (b) Seller shall retain, and Buyer will have no liability with respect to, and Seller shall fully and forever hold Buyer and its Affiliates harmless from and against, the Retained Liabilities.

              Section 2.04. Retained Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any of the Retained Liabilities, which shall be retained by and remain obligations and liabilities of Seller.

              Section 2.05 Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, Contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of Buyer or Seller thereunder. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair either Seller's or Buyer's rights under any such lease, license agreement, Contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets so that Buyer would not receive all such rights, then (x) Seller shall use reasonable efforts (it being understood that such efforts shall not include any requirement of Seller or any of its Subsidiaries to expend



         material sums of money or grant any material financial accommodation) to provide or cause to be provided to Buyer, to the extent permitted by law, the benefits of any such lease, license agreement, Contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets and Seller shall promptly pay or cause to be paid to Buyer when received all moneys received by Seller with respect to any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets and (y) in consideration thereof Buyer shall pay, perform and discharge on behalf of Seller all of Seller's debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof. In addition, Seller shall take such other actions as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such lease, license agreement, Contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Buyer. If and when such consents and approvals are obtained, the transfer of the applicable lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or Acquired Assets shall be effected in accordance with the terms of this Agreement. Notwithstanding the foregoing, the provisions of this Section
         2.05 shall not relieve Seller of any of its obligations under this Agreement with respect to any breach of any representations, warranties, covenants or agreements contained herein or in any of the Ancillary Agreements, or with respect to any of its indemnification obligations contained herein or therein.

              Section 2.06. Purchase Price. The purchase price for the Acquired Assets (the "PURCHASE PRICE") is $2,875,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.09, subject to adjustment as provided in Section 2.07.

              Section 2.07. Closing Balance Sheet. (a) If the Closing Net Worth of the Acquired Business, as calculated in the manner set forth, and as defined, on Schedule 2.07, is less than the Interim Balance Sheet Net Worth, then Seller shall pay to the Buyer an amount equal to such shortfall in the manner set forth in Schedule 2.07.

              (b) If the Closing Net Worth is greater than the Interim Balance Sheet Net Worth, then Buyer shall pay to Seller an amount equal to such excess in the manner set forth in Schedule 2.07.

              (c) Schedule 2.07 sets forth (i) the manner in which the Closing Net Worth shall be calculated and (ii) the manner in which any payment required by Sections 2.07(a), 2.07(b) or 2.07(d) shall be made.



              (d) There will be a further adjustment to the Purchase Price (A) for the present value of the future annual after-tax cost or benefit to Buyer of the Seller's Voluntary Early Retirement Program, giving effect to (i) increased pension and retiree medical costs, (ii) reduced payroll and benefit costs in excess of $20 million annually, and (iii) reasonably expected government cost reimbursements, arising in each case from Seller's Voluntary Early Retirement Program and (B) to reflect any transfer of Assets or Liabilities required by
         Section 8.13. The parties will cooperate in good faith to jointly make the calculations required by the preceding sentence. Any disputes between the parties with respect to the adjustment provided for in this Section 2.07(d) shall be resolved in the manner provided in Schedule 2.07.

              Section 2.08. Allocation of Purchase Price. (a) The Purchase Price and the Assumed Liabilities (hereinafter, the "CONSIDERATION"), to the extent properly taken into account under Section 1060 of the Code, shall be allocated among the Acquired Assets, including the stock of the Acquired Subsidiary, as set forth in this Section 2.08. No later than 30 days prior to the Closing, Buyer shall deliver to Seller a statement allocating the Consideration among the Acquired Assets, including the stock of the Acquired Subsidiary, in accordance with Code Section 1060 and the regulations promulgated thereunder (the "ALLOCATION"). Seller shall have a period of 10 days after the delivery of the Allocation to present in writing to Buyer notice of any objections Seller may have to the Allocation. Unless Seller timely objects, the Allocation shall be binding on the parties without further adjustment. If Seller shall raise any objections within the 10 day period, Seller and Buyer shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within 20 days after delivery of the notice, then the disputed items shall be resolved by a mutually agreed upon "Big Six" accounting firm (the "ACCOUNTING REFEREE") (which firm shall not be Ernst & Young or Coopers & Lybrand). The Accounting Referee shall resolve the dispute within 30 days after having the dispute referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

              (b) Except as required by a Final Determination, Seller and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax returns (including, without limitation, filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for federal and state income Tax purposes.

              (c) If an adjustment is made with respect to the Purchase Price pursuant to Section 2.07, the Allocation shall be adjusted in accordance with Code Section 1060 and the regulations promulgated thereunder, and as mutually agreed by Seller and Buyer. In the


         event that an agreement is not reached within 20 days after the determination of Closing Net Worth pursuant to Schedule 2.07 hereto, any disputed items shall be resolved pursuant to
         Section 2.08(a) hereof. Seller and Buyer agree to file any additional information return required pursuant to the regulations under Code Section 1060 and to treat the Allocation as adjusted in the manner described in Section 2.08(c).

              (d) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

              Section 2.09. Closing. The closing (the "CLOSING") of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Seller may agree. At the Closing:

              (a) Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

              (b) Seller shall assign and transfer (or, where appropriate, cause its Subsidiaries to assign and transfer) to Buyer the Acquired Assets by delivery of (i) a General Assignment and Bill of Sale in form and substance reasonably satisfactory to Buyer and Seller (the "GENERAL ASSIGNMENT"), duly executed by Seller or any appropriate subsidiary of Seller, (ii) an assignment of the Intellectual Property as evidenced by the IP Agreement, (iii) special warranty deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Buyer conveying good and indefeasible title to the Acquired Facilities listed in Part
         (I) of Schedule 1 subject only to Permitted Liens, (iv) certain of the Ancillary Agreements and assignments of or subleases of Seller's or any of its Subsidiaries' rights in other Leased Facilities in form and substance reasonably satisfactory to Buyer and Seller, and (v) all such other good and sufficient instruments of conveyance, assignment and transfer, and such affidavits (including, without limitation, affidavits of title and any FIRPTA affidavits which may be required under Section 1445 of the Code) and other instruments in form and substance reasonably acceptable to Buyer's counsel, as shall be effective to transfer to Buyer the Acquired Assets and to enable Buyer to obtain from a national title insurance company at standard rates extended coverage Texas-form title insurance policies with respect to the Acquired Facilities listed in Part (I) of
         Schedule 1, subject only to exceptions for the applicable Permitted Liens and in all respects in form and substance reasonably acceptable to Buyer.



              (c) Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement in form and substance reasonably satisfactory to Buyer and Seller (the "ASSUMPTION AGREEMENT"), duly executed by Buyer, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.03;

              (d) Seller and Buyer shall also deliver the certificates and other contracts, documents and instruments required to be delivered under Article 9, including, without limitation, the Ancillary Agreements;

              (e) Seller shall deliver to Buyer true, accurate and complete copies of the stock record and minute books of the Acquired Subsidiary, and such minute books shall contain minutes of all meetings of the Board of Directors (including any committees thereof) and of stockholders of the Acquired Subsidiary; and

              (f) Seller and Buyer shall each pay half of all costs and premiums incurred by Buyer in obtaining title insurance and surveys with respect to the Acquired Facilities.


                                    ARTICLE 3

                     Representations and Warranties Of Seller

              Seller hereby represents and warrants to Buyer that, except as set forth in the section of the Seller Disclosure Schedule corresponding to the Section of this Agreement to which such representation or warranty pertains:

              Section 3.01. Corporate Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Acquired Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Acquired Subsidiary is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted, by it require such qualification, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement. The Acquired Subsidiary has the requisite corporate power and authority to



         carry on its businesses as they are now being or will be conducted. Seller has heretofore provided to Buyer complete and correct copies of Seller Charter and Seller By-laws and of the certificate of incorporation and by-laws of the Acquired Subsidiary each, as amended to date and currently in full force and effect.

              Section 3.02. Corporate Authority. Seller has, or, in the case of any Ancillary Agreement executed after the date hereof, will have, the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Agreement by Seller and the transactions contemplated thereby have been duly authorized by Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize any Transaction Agreement or for Seller to consummate the transactions contemplated thereby. Each Transaction Agreement to which Seller is, or will be, a party is, or when executed and delivered will be (assuming such agreement constitutes a valid and binding obligation of Buyer), a valid and binding agreement of Seller, enforceable against Seller in accordance with the terms thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              Section 3.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by Seller of each Transaction Agreement to which it is or will be a party or the consummation by Seller of the transactions contemplated thereby (i) will conflict with, or result in a violation or breach of, Seller's or the Acquired Subsidiary's Charter or Seller's or the Acquired Subsidiary's By-laws or (ii) subject to the matters referred to in clause 3.03(b)(A) and (B) below, will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation under, or result in the creation of a Lien upon any of the properties or assets of, Seller or any Subsidiary of Seller under, (A) any of the terms, conditions or provisions of any Contract or of any Permit to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound or (B) any judgment, order, decree, statute, law, regulation or rule applicable to Seller or any of its Subsidiaries, except, in the case of this clause (ii), for conflicts, violations, breaches, defaults, rights or Liens that would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Acquired Business, (y) materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or (z) prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.



              (b) No consent, approval, order, authorization of or registration, declaration or filing with any Governmental Entity or any other Person is required with respect to Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of each Transaction Agreement to which it is or will be a party or the consummation by Seller of the transactions contemplated thereby, except for (A) compliance with any applicable requirements of the HSR Act, (B) the matters described in Section 3.03 of the Seller Disclosure Schedule, (C) assignment and novation of Government Contracts and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure to obtain or to make which would not, individually or in the aggregate,
         (x) have a Material Adverse Effect on the Acquired Business,
         (y) materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or (z) prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              Section 3.04. Subsidiaries. (a) Each of the outstanding shares of capital stock of the Acquired Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned directly by Seller free and clear of all Liens. There are no Contracts obligating Seller, or restricting Seller's rights, to transfer, sell or vote, the capital stock of the Acquired Subsidiary owned by it, directly or indirectly. There are no outstanding options, warrants or other rights of any kind to acquire, obligations to issue, or securities convertible into, shares of capital stock of any class of, or other equity interests in the Acquired Subsidiary. No person has any preemptive right, right of first refusal or similar right in connection with such shares or interests owned by Seller.

              (b) Section 3.04 of the Seller Disclosure Schedule lists all teaming arrangements relating to the Acquired Business to which Seller or any Subsidiary of Seller is a party. Seller does not, directly or indirectly, own any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity that is engaged in the Acquired Business, other than the capital stock of the Acquired Subsidiary and as listed on Section 3.04 of the Seller Disclosure Schedule. Neither Seller nor the Acquired Subsidiary is a party to any Contract, other than this Agreement, relating to the purchase of any interest in, or the obligation to invest in or provide funds to, any such entity.

              Section 3.05. Acquired Business Financial Statements. Included in Section 3.05 of the Seller Disclosure Schedule are
         (i) the Acquired Business Financial Statements, and (ii) Acquired Business Interim Financial Statements. Each of the Acquired Business Balance Sheet and the Acquired Business Interim Balance Sheet (including any related notes and schedules) fairly presents in all material respects the combined financial position of the Acquired Business as of its date, and each of the statements of combined income and combined cash flows included in the Acquired Business Financial Statements and the Acquired Business Interim Financial Statements (including any related notes and


         schedules) fairly presents, in all material respects the combined results of operations and combined cash flows, as the case may be, of the Acquired Business for the periods set forth therein, in each case in accordance with GAAP consistently applied, subject, in the case of the Retained Business Interim Financial Statements, to normal year-end adjustments which are not material in the aggregate.

              Section 3.06. No Undisclosed Material Liabilities. There are no liabilities of the Seller or any Subsidiary of any kind whatsoever relating to the Acquired Business, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

              (a) liabilities provided for in the Acquired Business Interim Balance Sheet or disclosed in the notes thereto; and

              (b) other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Business; provided that Seller shall have no liability under this Section
         3.06 with respect to any matter as to which there are specific representations herein.

              Section 3.07. Absence of Certain Events and Changes. Since January 1, 1996 Seller and its Subsidiaries have conducted the Acquired Business in the ordinary course, consistent with past practices, and there have not been (i) any events, changes or developments which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Acquired Business (as currently conducted and as conducted since January 1, 1996), or would materially impair the ability of Seller to perform its material obligations under the Transaction Agreements, or that would prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses; (ii) (x) any granting by Seller or any of its Subsidiaries to any officer or management employee who is to be a Transferred Employee of any increase in compensation, except in the ordinary course of business (including, but not limited to, in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of January 1, 1996,
         (y) any granting by Seller or any of its Subsidiaries to any such officer or management employee of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not, in any case, to any of the five most senior officers), or as was required under employment, severance or termination agreements in effect as of January 1, 1996, or (z) except in the ordinary course of business consistent with past practice, any entry by Seller or any of its Subsidiaries into any



         employment, consulting, severance, termination or indemnification agreement with any executive officer or management employee who is to be a Transferred Employee; (iii) any acquisition or any sale, lease or disposition of any material assets or properties of the Defense Business by Seller, except in the ordinary course of business, consistent with past practice; (iv) any change in accounting methods, principles or practices by Seller or any of its Subsidiaries, except insofar as such change may have been required by a change in GAAP; or (v) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section 3.07.

              Section 3.08. Compliance with Applicable Laws. Seller and its Subsidiaries and their respective properties and assets are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them that relate to the Acquired Business (including any statutes, laws, regulations, rules, judgments, orders and decrees incorporated expressly, by reference or by operation of law into, or otherwise applicable to, any Government Contract) except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement. Neither Seller nor any Acquired Subsidiary has received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Acquired Business which have not been resolved that, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Business. This Section 3.08 does not relate to employee benefits matters (for which Section
         3.12 is applicable) or Tax matters (for which Section 3.11 is applicable) or environmental matters (for which Section 3.13 is applicable).

              Section 3.09. Title to and Sufficiency of Assets. (a) Seller has good title to the personal properties and assets reflected on the Acquired Business Interim Balance Sheet or acquired since the date of the Acquired Business Interim Balance Sheet, in each case free and clear of any Liens other than Permitted Liens, except for properties and assets not material in the aggregate to the Acquired Business disposed of in the ordinary course of business consistent with past practice and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (b) Seller has (i) good and indefeasible title to its owned Acquired Facilities (which are accurately listed on Schedule 1) and (ii) valid and subsisting leasehold interests



         in its Leased Facilities (the material Leased Facilities are accurately listed on Schedule 1), in each case, free and clear of any Liens, subject only to Permitted Liens. Each Acquired Facility (including, without limitation, all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; (2) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access to permit the use thereof in the manner and for the purposes to which it is presently devoted; and (3) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards does not impair or adversely affect in any material respect the manner or extent of the current use, operation or occupancy of such Acquired Facility. The Permitted Liens would not reasonably be expected to have a Material Adverse Effect on the Acquired Business or to adversely affect in any material respect the manner or extent of the current use, operation or occupancy of any material Acquired Facility. No owned Acquired Facility is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party and no material Leased Facility is subject to any sales contact, option, right of first refusal or similar agreement or arrangement with any third party the exercise of which would, individually or in the aggregate, reasonably be expected to (i) adversely affect in any material respect the manner or extent of the current use, operation or occupancy of any such Leased Facility, (ii) have a Material Adverse Effect on the Acquired Business, (iii) materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or (iv) prevent or materially delay the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (c) The Acquired Business will, at the Closing Date, include all right, title and interest in and to all Assets (other than Intellectual Property) that are used primarily in or that are being held primarily for use or are otherwise necessary in the operation, as currently conducted, of the Defense Business of Seller, and will have the rights to Intellectual Property set forth in the IP Agreement.

              Section 3.10. Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending, or to the knowledge of Seller threatened, against Seller that, individually or in the aggregate, would (i) have a Material Adverse Effect on the Acquired Business, (ii) materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or (iii) prevent or materially delay the purchase and sale of the Acquired Assets contemplated by this Agreement. There are no outstanding judgments, orders, decrees, stipulations or awards against Seller or its properties or businesses that, individually or in the aggregate, would


         have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement. Section
         3.10 of the Seller Disclosure Schedule sets forth, as of the date hereof, (i) each suit, action or proceeding which seeks damages or other monetary relief of more than $1.0 million and
         (ii) each criminal investigation, in each case pending (or, to the knowledge of Seller, threatened) with respect to any of the Acquired Business.

              Section 3.11. Taxes. (a) All Tax Returns required to be filed by the Seller and the Acquired Subsidiary before the date hereof have been filed, and all Taxes due with respect to the periods covered by such Returns have been timely paid or adequately reserved for on the books of Seller, except to the extent that the failure to so file or to pay would not have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (b) There are no material claims or investigations pending or threatened in writing with respect to any Tax of the Acquired Subsidiary or any Taxes (other than Income Taxes) relating to the Acquired Assets.

              (c) There is no Tax sharing or allocation agreement under which the Acquired Subsidiary will have any obligations after the Closing Date.

              (d) Seller and the Acquired Subsidiary have timely paid, and will timely pay, all Tax liabilities which relate to the Acquired Assets and which are incurred in or attributable to the Pre-Closing Tax Period, other than Transfer Taxes as defined in Section 7.02(a), the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Acquired Business or would result in the Buyer becoming liable therefor.

              (e) The Acquired Subsidiary does not report any income in accordance with the provisions of Section 460 of the Code.

              Section 3.12. Employee Benefit Plans. (a) The Seller Disclosure Schedule lists each Employee Plan and Foreign Plan. Except as set forth in the next sentence, with respect to each Employee Plan, Seller has delivered or made available to Buyer, a true, correct and complete copy of: (i) each writing constituting a part of such Employee Plan and Foreign Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent



         Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any. Foreign plans, insurance contracts, preferred provider contracts and similar contracts, trust agreements relating to Employee Plans and executed copies of the Seller incentive pay and employment agreements described on Section 8.07 of the Seller Disclosure Schedule (a form of which, in relevant part, has been provided to Buyer) shall be made available prior to the Closing Date. Except as specifically provided in the foregoing documents delivered or made available to Buyer, there are no amendments to any Employee Plan or Foreign Plan that have been adopted or approved nor has Seller undertaken to make any such amendments.

              (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement:

                   (i) The Seller Disclosure Schedule identifies each Employee Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLANS"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

                  (ii) Each Employee Plan and Foreign Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                 (iii) All contributions required to be made to any Employee Plan or Foreign Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, for any period through the date hereof have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date hereof, either (A) have been fully reflected on the Acquired Business Interim Financial Statements; or (B) will not constitute Assumed Liabilities.

                  (iv) With respect to each Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not



              exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) except in the case of the Seller DB Plan, the fair market value of the assets of such Employee Plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Plan (whether or not vested), on a termination basis; (C) no reportable event within the meaning of Section 4043(c) of ERISA has occurred (except for any such reportable event for which the requirement of filing notice with the PBGC has been waived); and (D) all premiums to the PBGC have been timely paid in full.

                   (v)  There does not now exist, nor do any
              circumstances exist that could result in, any Controlled Group Liability that would be a liability of Buyer or any of its ERISA Affiliates as a result of transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Seller nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

                  (vi) No Employee Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

                 (vii) No Transferred Individual will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby, to the extent Buyer complies with its obligations hereunder. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any Transferred Individual in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                (viii) Neither Seller nor any of its ERISA Affiliates has any liability for post-retirement life, health, medical or other welfare benefits to Transferred Individuals, except as set forth in the Seller Disclosure Schedule, and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (ix) At the Closing Date, Buyer will employ no more than 800 Bridge Employees. As soon as practicable after the date hereof, Buyer will provide Seller with a list of all Bridge Employees as of the date hereof and (to be provided before



              the Closing) as of the Closing Date, together with a schedule of the expirations of such Bridge Employees' leaves of absence. Each "bridge agreement," within the meaning of the definition of Bridge Employees, permits Seller to modify or reduce benefits under any welfare benefit plan under which the relevant Bridge Employee is covered during such Bridge Employee's leave of absence prior to retirement.

              Section 3.13. Environmental Matters. (a)(i) The Acquired Business is in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

                  (ii) The Acquired Business has all Permits required under Environmental Laws for the operation of the Acquired Business as presently conducted (the "ENVIRONMENTAL PERMITS") and there are no violations, investigations or proceedings or, to the knowledge of Seller, pending or threatened with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

                 (iii)  Since December 31, 1994, no notice,
              notification, demand, request for information, citation, summons, complaint or order has been received by or, to the knowledge of Seller, is pending or threatened by any Person against, any part of the Acquired Business or in respect of any of the Acquired Facilities nor has any material penalty been assessed against any of the Acquired Business with respect to any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.



                  (iv) No Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by any part of the Acquired Business in violation of any Environmental Law, which circumstance, individually or in the aggregate, would have in a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (b) Since January 1, 1994, there has been no environmental investigation conducted of which Seller has knowledge in relation to the Acquired Business or any property or facility now or previously owned or leased with respect to the Acquired Business with respect to any matter which has had or would, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              Section 3.14. Brokers and Finders. None of Seller or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which shall be paid by Seller.

              Section 3.15. Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a list of the patents, patent applications, patent disclosures and trademarks that will be transferred to the Buyer at the Closing. All of the other Intellectual Property owned by Seller or any of its Subsidiaries and used primarily, or held primarily for use, in connection with the Defense Business as conducted on the date hereof and on the Closing Date will be transferred to the Buyer at the Closing. Pursuant to the IP Agreement, and subject to the terms therein, the Buyer shall, as of the Closing Date, have the right to use, hold for use or otherwise exploit (to the extent set forth in the IP Agreement) all the Intellectual Property referred to therein, whether or not set forth in Section 3.15(a) of the Seller Disclosure Schedule, in a manner not materially different than that in which such Intellectual Property is or may be used, held for use or otherwise exploited by Seller and its Subsidiaries in the Defense Business as of the date hereof and as of the Closing Date.

              (b) Seller and its Subsidiaries own or have the right to use all material Intellectual Property (other than third party patents and licenses) and research records,



         records of inventions, test information, market surveys and marketing know-how and unregistered copyrights ("TECHNOLOGY") used in connection with the Defense Business as conducted on the date hereof and as of the Closing Date. Seller and its Subsidiaries have used commercially reasonable measures to protect the secrecy, confidentiality and value of the material Technology used in connection with the Defense Business. To the knowledge of Seller, no material Technology (other than unregistered copyrights) used in connection with the Defense Business has been used, divulged or appropriated for the benefit of any Person other than Seller and its Subsidiaries, except where such use, divulgence or appropriation would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (c) As of the date hereof, neither Seller nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of Seller and its Subsidiaries to or in connection with any material Intellectual Property or material Technology used in connection with the Defense Business.

              (d) To the knowledge of Seller, as of the date hereof, there is no pending or threatened claim by any third Person of a violation, infringement, misuse or misappropriation by any of Seller or any of its Subsidiaries in connection with the Defense Business of any Intellectual Property or Technology owned by any third Person, or of the invalidity of any patent used in connection with the Defense Business, that would, individually or in the aggregate, have a Material Adverse Effect on the Defense Business. To the knowledge of Seller, the conduct of the Acquired Business by Buyer following the Closing in the manner currently conducted by Seller and its Subsidiaries will not result in the infringement of any Intellectual Property or Technology owned by any third Person that would, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business. There are no interferences or other contested inter partes proceedings, either pending or, to the knowledge of Seller, threatened, in any domestic or foreign copyright office, patent and trademark office or any other Governmental Entity relating to any pending application with respect to any material Intellectual Property used in connection with the Defense Business.

              (e) Seller is not a party to any exclusive licensing agreement with respect to any Intellectual Property included in the Acquired Assets.





              Section 3.16. Employees. There is no labor strike or work stoppage pending or, to the knowledge of Seller, threatened against the Acquired Business that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Business. Neither the Seller nor the Acquired Subsidiary is a party to any collective bargaining agreement relating to the Transferred Employees in the United States. To the knowledge of Seller, there is no material union representation or organizing effort pending or threatened against any part of the Acquired Business.

              Section 3.17. Contracts. Neither Seller nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract that is material to the operation of the Acquired Business. To Seller's knowledge, as of the date of this Agreement, none of the other parties to any Contract that is material to the operation of the Acquired Business is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To Seller's knowledge, as of the date hereof, there is no pending written claim or request for equitable adjustment under any Government Contract by any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Acquired Business. As of the date of this Agreement, except where the same would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, neither Seller nor any Subsidiary (i) has received any written notice of the intention of any party to terminate any Contract, whether as a termination for convenience or for default of Seller or any Subsidiary thereunder, or (ii) has, since January 1, 1995, received any written cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, Paragraph 49.607(a) and (b), respectively) in respect of any such Contract which is a Government Contract. The Acquired Business is in compliance with all obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by any part of the Acquired Business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business.

              Section 3.18. Permits. Seller has all Permits relating to the Acquired Business that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement, and all such Permits are in full force and effect, and Seller is in compliance with the terms of such Permits, except where the failure of such Permits to be in full force and effect, or of Seller to be in compliance with such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material

         obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              Section 3.19. Restrictive Agreements. Seller and its Subsidiaries are not parties to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment relating to the Acquired Business that, by its terms, would materially limit the freedom of Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area after the Closing Date.

              Section 3.20. No Representations or Warranties. Buyer acknowledges that none of Seller or any of its Subsidiaries, any of their respective Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of the Acquired Business not included in the Transaction Agreements. Buyer further acknowledges that, except as expressly set forth in the Transaction Agreements and including any schedules, exhibits, annexes or other attachments thereto, there are no representations or warranties of any kind, expressed or implied, with respect to Acquired Business.


                                    ARTICLE 4

                     Representations and Warranties of Buyer

              Buyer hereby represents and warrants to Seller as follows:

              Section 4.01. Corporate Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

              Section 4.02. Corporate Authority. Buyer has, or in the case of any Ancillary Agreement executed after the date hereof, will have, the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer of each Transaction Agreement and the consummation by it of the transactions contemplated thereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are or will be necessary to authorize any Transaction Agreement or for it to consummate the transactions contemplated thereby. Each Transaction Agreement is, or when executed and delivered will be (assuming such agreement constitutes a valid and binding obligation of Seller), a valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms thereof



         except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              Section 4.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by Buyer of each Transaction Agreement to which it is or will be a party or the consummation by Buyer of the transactions contemplated hereby
         (i) will conflict with, or result in a violation or breach of, the certificate of incorporation or by-laws of Buyer or (ii) subject to the matters referred to in Section 4.03(b) below, will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Buyer either under (A) any of the terms, conditions or provisions of any Contract or of any Permit to which Buyer is a party or by which any of its properties or assets may be bound, or (B) any judgment, order, decree, statute, law, regulation or rule applicable to Buyer, except, in the case of clause (ii), for conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, (x) materially impair the ability of Buyer to perform its material obligations under the Transaction Agreements or (y) prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (b) No consent, approval, order or authorization of or registration with any Governmental Entity or any other Person is required with respect to Buyer in connection with the execution, delivery or performance by Buyer of each Transaction Agreement to which it is or will be a party or the consummation by it of the transactions contemplated thereby except for (A) compliance with any applicable requirements of the HSR Act, (B) the matters described in Schedule 4.03 hereto, (C) assignment and novation of Government Contracts, and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements, the failure to obtain or to make which would not, individually or in the aggregate, (x) materially impair the ability of Buyer to perform its material obligations under the Transaction Agreements or (y) prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              Section 4.04. Brokers and Finders. None of Buyer or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated thereby, except Bear, Stearns & Co., the fees and expenses of which shall be paid by Buyer.



              Section 4.05. No Representations or Warranties. Seller acknowledges that none of Buyer, any of its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Buyer not included in the Transaction Agreements. Seller further acknowledges that, except as expressly set forth in the Transaction Agreements, there are no representations or warranties of any kind, expressed or implied, with respect to Buyer.


                                    ARTICLE 5

                               Covenants of Seller

              Section 5.01. Conduct of Seller. From the date of this Agreement until the Closing Date, Seller agrees as to itself and its Subsidiaries that, except as otherwise contemplated by the Transaction Agreements or the Seller Disclosure Schedule, or as Buyer shall otherwise consent in writing:

              (a) Ordinary Course. Seller shall conduct the Acquired Business in the ordinary course consistent with past practice and shall use reasonable efforts to keep available the services of key employees engaged primarily in the Acquired Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Acquired Business.

              (b) Governing Documents. Seller will not amend in any material respect Seller Charter or Seller By-laws, nor will it permit the Acquired Subsidiary to amend its certificate of incorporation or by-laws or comparable organizational documents.

              (c) No Acquisitions. Seller will not, nor will it permit the Acquired Subsidiary to, (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, in any such case, that would be part of and material to the Acquired Business, or (ii) make or agree to make any material investment in any Person (whether by means of loan, capital contribution, purchase of capital stock or other securities or otherwise) that would be part of the Acquired Business, except for acquisitions or investments by Seller pursuant to contractual obligations existing on the date hereof and disclosed in Section 5.01(c) of the Seller Disclosure Schedule.

              (d) No Dispositions. Seller will not, nor will it permit the Acquired Subsidiary to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license,



         encumber or otherwise dispose of (including by termination of leases), any of the Acquired Assets other than non-material Assets in the ordinary course of business consistent with past practice or pursuant to contractual obligations existing on the date hereof and disclosed in Section 5.01(d) of the Seller Disclosure Schedule.

              (e) Liens. Seller will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on the Acquired Assets, except for Permitted Liens.

              (f) Maintenance of Properties. Seller will, and will cause the Acquired Subsidiary to, use reasonable efforts to continue to maintain and repair all property material to the operation of the Acquired Business in a manner consistent in all material respects with past practice.

              (g) Benefit Plans. Except as described in Section 5.01(g) of the Seller Disclosure Schedule or otherwise expressly contemplated in this Agreement, or except as required by law, or in the ordinary course of business consistent with past practice, Seller will not, nor will it permit the Acquired Subsidiary to, (i) adopt any plan, arrangement or policy which would become an Employee Plan applicable to the Transferred Employees or Bridge Employees (or, to the extent it affects Liabilities assumed by Buyer hereunder, with respect to Former Defense Employees) or amend any Employee Plan applicable to the Transferred Employees or Bridge Employees (or, to the extent it affects Liabilities assumed by Buyer hereunder, with respect to Former Defense Employees), (ii) except for normal increases in the ordinary course of business consistent with past practice (including, but not limited to, in connection with promotions), increase the base salary of any Transferred Employee or
         (iii) enter into or modify in any material respect any collective bargaining agreement governing Transferred Employees or Bridge Employees (or, the extent it affects Liabilities assumed by Buyer hereunder, with respect to Former Defense Employees).

              (h) Project Bids. Seller will not, and will not permit any of its Subsidiaries to, submit a bid to any Person with respect to any project which (i) would be material to the Acquired Business and (ii) Seller expects would have an operating profit margin of less than 6%; provided, however, that this provision shall not apply in connection with any bidding process in which Seller has good reason to believe Buyer is participating.

              (i) Representation and Warranties. Seller will not take, and will not permit any Subsidiary to take, or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or that would, or would reasonably be expected to, result in any of the conditions set forth in Article 9 not being satisfied on the Closing Date.



              Section 5.02. Other Offers. Seller has, upon execution of this Agreement, immediately ceased or caused to be terminated any existing discussions or negotiations with any parties (other than Buyer) conducted on or prior to the date hereof with respect to any sale or other transaction involving the Acquired Assets.

              Section 5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

              (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, other than consents the failure of which to obtain would not have a Material Adverse Effect on the Acquired Business, materially impair the ability of Seller to perform its material obligations under the Transaction Agreements or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement;

              (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction
         Agreements; and

              (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, against Seller or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which seek to prevent or delay the consummation of the transactions contemplated by the Transaction Agreements.

              Section 5.04. Confidentiality and Standstill Agreements. Seller will not amend, waive or modify any provision of any confidentiality or standstill agreement entered into with any other party in connection with such party's interest in acquiring the Acquired Business or the Defense Business or any substantial portion of the Defense Business.

              Section 5.05. No Agreement to Prohibited Actions. Seller will not, and will not permit any of its Subsidiaries to, agree or commit to take any action that is prohibited under this
         Article 5.

              Section 5.06. Confidentiality. (a) For five years following the Closing Date, Seller shall, and shall use reasonable efforts to cause its Affiliates, Subsidiaries and their respective directors, officers, employees, agents and representatives ("SELLER REPRESENTATIVES") to, hold in strict confidence and use only for audit, accounting, and Tax purposes, as well as, to the extent, in the opinion of Seller's counsel required by law, for purposes of fulfilling disclosure and reporting obligations, all Proprietary Information in its possession or control. Seller shall not, and shall use reasonable efforts to cause the



         Seller Representatives not to, release or otherwise disclose such Proprietary Information to any other Person except Seller Representatives who need to know such information and who shall be bound by the provisions of this Section 5.06. Seller shall, and shall use reasonable efforts to cause the Seller Representatives to, protect any such Proprietary Information by using, at least the same degree of care, but no less than reasonable care, to prevent the unauthorized use, disclosure, or publication of such Proprietary Information as each uses with respect to its own information of like importance.

              (b) Notwithstanding the foregoing, Seller may disclose such Proprietary Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of Seller's counsel, by other requirements of law, or
         (b) Seller can show that such Proprietary Information was (i) publicly available prior to the Closing Date or thereafter becomes publicly available without any violation of this Agreement on the part of Seller or the Seller Representatives or (ii) became available to Seller from a Person other than Buyer, as applicable, that is not subject to any legally binding obligation to keep such Proprietary Information confidential.

              (c) The obligations of Seller and the Seller Representatives under this Section 5.06 shall be in addition to, and not in lieu of, any obligations Seller may otherwise have arising under law, contract or otherwise with respect to any obligation to protect the confidential or privileged nature of any Proprietary Information.

              Section 5.07. Insurance. (a) From and after the Closing Date, Seller and its Subsidiaries shall use all reasonable efforts to retain the right to make claims and receive recoveries, for the benefit of Buyer, under any insurance policies maintained at any time prior to the Closing by Seller or its Subsidiaries (the "SELLER INSURANCE POLICIES"), covering any Damages relating to the Acquired Business and relating to or arising out of occurrences prior to or at the Closing (a "CLAIM"). Seller agrees to use reasonable efforts so that Buyer shall have the right, power and authority, subject to any required consent of the carriers under the Seller Insurance Policies, in the name of Seller, to make directly any Claims under the Seller Insurance Policies and to receive directly recoveries thereunder. Buyer agrees to notify Seller, promptly upon making any such Claim, of the basis and amount of such Claim.

              (b) Buyer will bear costs relating to any self-retention or deductible and any gaps in or limits on coverage applicable to a Claim asserted at any time with respect to the applicable Seller Insurance Policy, after taking into account the effect of any prior claim payments under the terms of such Seller Insurance Policy, whether or not the applicable Seller Insurance Policy solely covers claims of Buyer or covers claims of Buyer, on the one hand, and Seller, on the other hand. In the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any


         insurer or a Claim to be perfected, (i) Buyer shall, to the extent possible, do so at its own expense or (ii) if Buyer is not permitted to assert coverage or perfect a Claim, Seller shall do so, and, in either event, Buyer shall reimburse Seller for any reasonable costs and expenses that Seller may incur because of such action.

              (c) Each of Buyer and Seller shall use all reasonable efforts (i) to cooperate fully and to cause its Affiliates to cooperate fully with the other in submitting good faith Claims on behalf of Seller and its Subsidiaries and under the Seller Insurance Policies and (ii) to pay promptly over to Buyer any and all amounts received by Seller or its Subsidiaries under the Seller Insurance Policies with respect to Claims.

              (d) Seller shall retain custody of the Seller Insurance Policies and any and all service contracts, claim settlements and all other insurance records relating thereto; and Buyer shall have access to and the right to make copies of all such documents and records upon reasonable request.

              (e) Notwithstanding any provision of this Agreement, Seller shall not be required to comply with this Section 5.07 or any portion thereof if so doing would (i) be materially adverse to Seller or its Subsidiaries or (ii) require Seller or its Subsidiaries to incur any significant costs not reimbursable by Buyer.

              Section 5.08. Non-Solicitation of Employees. Seller, its Subsidiaries and Affiliates will not, from and after the Closing Date, directly or indirectly, solicit, encourage, entice or induce any officer, management employee or key technical employee that is a Transferred Employee to terminate his or her employment with the Acquired Business; provided, that nothing herein shall prevent Seller from engaging in discussions regarding employment, or employing, any Transferred Employee (i) if such Transferred Employee shall voluntarily initiate such discussions without any such solicitation, encouragement, enticement or inducement prior thereto on the part of Seller, its Subsidiaries or Affiliates or (ii) if such discussions shall be held as a result of or employment be the result of the response by any such Transferred Employee to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at officers, management employees, and key technical employees who are Transferred Employees. Seller agrees that any remedy at law for any breach by it of this Section 5.08 would be inadequate, and Buyer would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Seller, its Subsidiaries and Affiliates by this Section 5.08 is too onerous and is not necessary for the protection of Buyer, Seller agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Buyer.



                                    ARTICLE 6

                            Covenants of Both Parties

              The parties hereto agree that:

              Section 6.01. Access to Information. From the date hereof until the Closing Date, Seller will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records, of and relating to the Acquired Business, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Acquired Business as such Persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Acquired Business. Any information provided, or caused to be provided, by Seller pursuant to this
         Section 6.01 shall be subject to the terms of the Confidentiality Agreement dated as of October 22, 1996 between Seller and Buyer (the "CONFIDENTIALITY AGREEMENT").

              Section 6.02. Reasonable Efforts. Each party will use reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Agreements. Without limiting the generality of the foregoing:

                   (i) Seller will use reasonable efforts to make or obtain all consents, approvals, orders, authorizations, registrations, declarations and filings described in clauses (A) and (B) of Section 3.03(b) and estoppel certificates reasonably acceptable to Buyer from the landlords for the material Leased Facilities; and

                  (ii) Buyer will use reasonable efforts to make or obtain all consents, approvals, orders, authorizations, registrations, declarations and filings described in clauses (A) and (B) of Section 4.03(b).

              Section 6.03. Novation of Government Contracts. (a) As soon as practicable following the Closing, Buyer shall prepare (with Seller's assistance), in accordance with Federal Acquisition Regulations part 42, (P) 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations
         Part 42, (P) 42.1202(a)), which shall be submitted by Seller to each Responsible Contracting officer, for the United States Government (i) to recognize Buyer as Seller's successor in interest to all the Acquired Assets constituting Government Contracts); and (ii) to enter into a novation agreement (a "NOVATION AGREEMENT") in form and substance reasonably satisfactory to Buyer and


         Seller and their respective counsel, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Seller's right, title and interest in and to, and all of Seller's obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Seller shall provide to Buyer promptly any information regarding Seller required in connection with such request. Seller and Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States Government with regard to such Novation Agreements.

              (b) In connection with obtaining the consents contemplated in Section 6.03(a) hereof, Seller shall not consent to any modification of any Government Contract included in the Acquired Assets which would adversely affect the rights of Buyer under such Government Contract without the prior written consent of Buyer.

              Section 6.04. Public Announcements. (a) The initial press release relating to the Transaction Agreements and the transactions contemplated thereby will be a joint release. Buyer and Seller will consult with each other before issuing any further press release or making any other public statement with respect to the Transaction Agreements and the transactions contemplated thereby which differs substantially from previously approved statements and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed by the parties.

              (b) Seller and Buyer shall cooperate in making communications with Transferred Employees with respect to employee benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the sale of the Acquired Assets.

              Section 6.05. Further Assurances. At and after the Closing Date, Seller will execute and deliver any deeds, bills of sale, assignments or assurances and take and do, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of the Acquired Business acquired or to be acquired by Buyer as a result of, or in connection with, the purchase and sale of the Acquired Assets.

              Section 6.06. Notices. Seller and Buyer will promptly advise from the date hereof through the Closing Date the other party orally and in writing of (i) any representation or warranty made by it and contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, or any such representation that is not so qualified become untrue or inaccurate in any material respect,
         (ii) the failure

         by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any event or change, or the impending occurrence of any event or change, or which it has knowledge and which has resulted or which, insofar as can reasonably be foreseen, would result in any of the conditions to the Closing set forth in Article 9 not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.


                                    ARTICLE 7

                                   Tax Matters

              Section 7.01. Tax Covenants. (a) All Returns required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Acquired Subsidiary will be filed when due in accordance with all applicable laws (taking into account any extension of a required filing date) and Seller shall pay or cause to be paid all Taxes as shown on such Returns and all other Returns required to be filed with respect to the Acquired Subsidiary (excluding any separate Returns required to be filed by the Acquired Subsidiary) with respect to any Pre-Closing Tax Period will be filed by Seller when due (taking into account any extension of a required filing date) and Seller shall pay or cause to be paid all Taxes as shown on such Returns. Buyer shall file or cause to be filed all separate Returns required to be filed by an Acquired Subsidiary after the Closing Date. Such Returns shall be prepared in a manner consistent with past practices and without a change of any election or any accounting method, except as required by a change in applicable law or by a Final Determination. Each such Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Return, together with a statement from Buyer setting forth the amount of reimbursement to which Buyer is entitled under this Section 7.01(a). Seller shall have the right to review all work papers and procedures used to prepare any such Return. If Seller, within 15 business days after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return, the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within 10 business days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) in the manner set forth in Section 2.08(a). Upon resolution of all disputed items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. Seller shall reimburse the Acquired Subsidiary for the Taxes shown as payable on any such return which are allocable to the Pre-Closing Tax Period 10 days


         after the resolution of all disputed items; provided that if such Return shall be due prior to the resolution of all disputed items, Seller shall reimburse the Acquired Subsidiary the amount agreed by the parties as due, with any additional amounts payable upon resolution of all the disputed items.

              (b) Buyer covenants that it will not, nor will it cause or permit the Acquired Subsidiary or any Affiliate of Buyer to
         (i) take any action on the Closing Date, other than in the ordinary course of business or as contemplated by this Agreement, that could rise to any Tax liability of Seller or any indemnification obligation of Seller under this Agreement or (ii) without the consent of Seller, except as a result of a Final Determination or as otherwise required by law, or unless Seller is fully indemnified and held harmless (to Seller's satisfaction) from any resulting liability, make or change any Tax election, amend any Return or take any position on any Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of Seller in respect of any Pre-Closing Tax Period (including any election under Section 338 of the Code).

              (c) If any claim or demand for Taxes with respect to any Pre-Closing Tax Period of the Acquired Subsidiary is asserted in writing against Buyer, any of its Affiliates, or effective upon the Closing, the Acquired Subsidiary, Buyer shall notify Seller as promptly as practicable (taking into account the time in which a response is required), but in no event later than 10 days of such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation with respect to such Taxes under this Agreement by paying to Buyer the amount of the indemnifiable loss (inclusive to any amount payable under Section 10.02(d)), calculated on the date of such payment. Seller may, at its own expense, participate in and assume the defense of any such claim, suit, action or proceeding (including any Tax audit). If Seller assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Seller shall not be liable under Section 10.03 with respect to any Tax referred to in this Section 7.01(c) resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under this Section 7.01(c) to the extent Seller's liability under this Agreement is adversely affected as a result thereof.

              (d) For all purposes of the Agreement, all Income Taxes for a taxable period which includes (but does not end on) the Closing Date shall be allocated based upon a closing-of-the-books method.



              Section 7.02.  Allocation of Transfer and Property Taxes.
         (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to tax or additional amounts excluding any Income Taxes (collectively, "TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement and the other Transaction Agreements shall be borne equally by Buyer and Seller. Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

              (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets or the Assets of the Acquired Subsidiary for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "POST-CLOSING TAX PERIOD"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Acquired Assets or the Assets of the Acquired Subsidiary, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.02(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section 7.02(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

              Section 7.03. Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Subsidiary, Acquired Business and the Acquired Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or



         proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Acquired Business.

              Section 7.04. Allowable Taxes. (a) Payments. If Seller has paid any Allowable Tax which is attributable to a Pre-Closing Tax Period, or if pursuant to Section 10.02(a) Seller reimburses the Acquired Subsidiary for any Allowable Tax, Buyer agrees to repay promptly to Seller any portion of such Allowable Tax that Buyer, any of its Affiliates, or the Acquired Subsidiary is ultimately able to recover from the United States government.

              (b) Refunds. (i) If Buyer, any of its Affiliates or the Acquired Subsidiary receives a refund with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Buyer shall pay to Seller the amount of such refund reduced by the amount, if any, that Buyer will be required to pay to the United States government or suffer by reason of offset in accordance with the Federal Acquisition Regulation, 48 C.F.R. Chapter 1, and associated regulations and agreements between Seller and any U.S. governmental entity.

                  (ii) If Seller receives a refund after the Closing Date with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Seller will pay to Buyer the amount, if any, which Buyer will be required to pay to the U.S. government, or suffers by reason of an offset, in accordance with the regulations described in Section 7.04(b)(i) hereof.

              (c) Seller and Buyer agree to cooperate with respect to the calculation of any amounts payable pursuant to this Section
         7.04 and to give each other written notice of events reasonably likely to result in the increase or decrease in the amount of any Allowable Tax attributable to a Pre-Closing Tax Period.

              Section 7.05.  Long-Term Contracts.

              (a) In the case of any acquired Contract that is a long-term contract within the meaning of Code Section 460 (hereinafter a "LONG-TERM CONTRACT") the Buyer and the Seller shall for all federal and state Income Tax purposes (including without limitation the application of the lookback method described in Code Section 460(b)(2)) take into account all amounts treated as paid by the customer pursuant to Section 7.05(c)(i) and all



         contract costs incurred attributable thereto on the basis of a constructive completion of such Long-Term Contract on the Closing Date.

              (b) The Seller shall be responsible for reporting all taxable income properly accruing under each Long-Term Contract through the Closing Date and paying all Taxes (including, when due, any lookback interest when payable) payable with respect to that period (taking into account all amounts paid by the customer as defined in Section 7.05(c)(i) and all contract costs incurred through the Closing Date) while the Buyer shall be responsible for reporting all taxable income properly accruing under each Long-Term Contract after the Closing Date and paying all Taxes (including lookback interest) payable with respect to that period (taking into account all amounts paid by the customer (other than collection of unpaid accounts receivable and other amounts assigned to the Buyer hereunder), and all contract costs incurred after the Closing Date). Any lookback interest refunds for periods through the Closing Date shall accrue to the Seller, while any lookback interest refunds for periods after the Closing Date shall accrue to the Buyer.

              (c)  For purposes of this Section 7.05:

                   (i) there shall be treated as amounts paid by the customer to the Seller prior to the Closing Date and attributable to a Long-Term Contract (A) all amounts received with respect thereto on or prior to the Closing Date, other than cost underruns, and (B) any then unpaid accounts receivable, unbilled work in progress at its fair market value (after taking into account any net progress payments) as determined under Section 2.08, and claims, disputes and retentions, without regard to whether any interest in such items is assigned or sold to the Buyer hereunder or whether any such items that are uncollected as of the Closing Date are ultimately collected; and

                  (ii) there shall be treated as contract costs incurred prior to the Closing Date attributable to a Long-Term Contract all costs properly accrued as of the Closing Date.

              (d) Seller and the Buyer agree to provide the other party any assistance reasonably necessary or appropriate to carry out the computations required by, and to file Tax Returns
         (including refund claims) necessary or appropriate to give effect to, this Section 7.05

              Section 7.06. Refunds. Except as provided in Section 7.04, Seller shall be entitled to any credits or refunds of Taxes of the Acquired Subsidiary with respect to any Pre-Closing Tax Period, including interest thereon, and Buyer shall pay or cause prompt payment to be made to Seller of any credits or refunds of such Taxes and interest thereon




         received by Buyer or any of its Affiliates, reduced by any Income Taxes payable on account of interest on such credits or refunds.


                                    ARTICLE 8

                                Employee Benefits

              Section 8.01.  Employees; Allocation of Liabilities.
         Buyer or one of its Subsidiaries shall offer employment at the Closing Date to all Transferred Employees on the terms described in Section 8.10; provided, however, that nothing contained herein is intended to confer upon any Transferred Employee any right to continued employment after the Closing Date. Seller hereby consents to Buyer or one of its Subsidiaries making such offers. Except as expressly stated to the contrary in this Agreement, all Liabilities with respect to employee benefit plans, arrangements or policies maintained by Seller or its Subsidiaries shall be Retained Liabilities.

              Section 8.02.  Defined Benefit Retirement Plans.

              (a) Effective as of the Closing Date, Seller shall take all necessary actions to cause the Seller DB Plan to be amended
         (i) to freeze, effective immediately prior to the Closing Date, future benefit accruals with respect to Transferred Employees and Bridge Employees, and (ii) to provide for the direct trust-to-trust transfer of assets and the assumption of liabilities as contemplated herein.

              (b) Prior to the Closing Date, Buyer or one of its Subsidiaries shall establish or designate a defined benefit pension plan which shall be qualified under Section 401(a) of the Code (the "BUYER DB PLAN") effective as of the Closing Date covering Transferred Individuals. As soon as practicable following the establishment of the Buyer DB Plan, Seller and Buyer shall file with the IRS proper notice on IRS Form 5310 regarding the transfer of assets and liabilities from the Seller DB Plan to the Buyer DB Plan.

              (c) As soon as practicable after the Closing Date, following receipt by Buyer and Seller of favorable determination letters or Buyer's certification to Seller, and Seller's certification to Buyer, in a manner reasonably acceptable to both Seller and Buyer, that the Buyer DB Plan and Seller DB Plan are qualified under the applicable provisions of the Code, the assets and liabilities associated with all Transferred Individuals shall be transferred from the Seller DB Plan to the Buyer DB Plan. The amount of assets accumulated to provide pension benefits in the Seller DB Plan that will be transferred shall be the amount which would be allocated to Transferred Individuals if the Seller DB Plan were terminated as of the Closing Date and assets were allocated to participants in



         accordance with Section 4044 of ERISA (i) using the methodology of the PBGC for plan terminations, (ii) using the interest rate and mortality tables used by the PBGC and effective at the Closing Date for valuing annuities, (iii) assuming participants not in pay status will retire and elect a lump sum under the Plan commencing at expected retirement age, as determined in accordance with Appendix D of PBGC Regulation 2619, (iv) using for purposes of determining the lump sum value the interest rate and mortality table specified in the Seller DB Plan for valuing lump sums and effective for lump sums made as of the Closing Date, and (v) without regard to any assets or liabilities associated with any account under the Seller DB Plan maintained pursuant to Section 401(h) of the Code. In no event will the assets that remain in the Seller DB Plan to provide pension benefits be less than the total liabilities computed pursuant to the above methodology for all participants in the Seller DB Plan other than the Transferred Individuals. In addition, all assets associated with an account under the Seller DB Plan maintained under Section 401(h) of the Code will be transferred to a similar account or accounts under the Buyer DB Plan. The assets to be transferred shall be credited with earnings on the balance outstanding from time to time from the Closing Date to the actual date of transfer, at the rate of earnings on assets of the Seller DB Plan during the period from the Closing Date to the last day of the month ending prior to the actual date of transfer, and shall be reduced by any necessary benefit payments made in respect of Transferred Individuals prior to the actual date of transfer. Notwithstanding the above, the transfer of assets and liabilities from the Seller DB Plan to the Buyer DB Plan shall satisfy the requirements of Code Section 414(l). Buyer and Seller shall each use reasonable efforts to effect the asset and liability transfers contemplated in this Section 8.02 as soon as practicable after the Closing Date.

              (d) If the Internal Revenue Service determines that the transfer described in Section 8.02(c) of assets associated with any account maintained under Section 401(h) of the Code would result in the disqualification of either the Seller DB Plan or the Buyer DB Plan or the imposition of excise tax liability on Seller or Buyer, or if the PBGC notifies Seller or Buyer of its objection to such transfer, such assets shall not be transferred. Instead, notwithstanding Section 8.04, Seller will retain liability for retiree welfare benefits which otherwise would have become Buyer's liability hereunder with an actuarial net present value equal to the (i) the value of such assets, determined as of the Closing Date plus (ii) imputed earnings on such value for the period from the Closing Date to the actual date of transfer of the pension assets pursuant to
         Section 8.02(c), computed in the same manner as the earnings credited on the assets transferred from the Seller DB Plan to the Buyer DB Plan pursuant to the fifth sentence of Section 8.02(c).

              (e) Following the transfers of assets and liabilities as provided in Section 8.02(c) above, the liabilities transferred to or assumed by the Buyer DB Plan under this Section



         8.02 shall be Assumed Liabilities. All other Liabilities relating to or arising out of the Seller DB Plan shall be Retained Liabilities.

              Section 8.03.  Defined Contribution Plans.

              (a) Effective as of the Closing Date, Seller shall amend the Seller DC Plan (i) to cause the active participation of the Transferred Employees and Bridge Employees therein to cease as of the Closing Date, and (ii) to permit Transferred Employees and Bridge Employees to elect to take distributions (subject to applicable law) of their accounts thereunder (including to the extent practicable, in Buyer's reasonable judgment, any plan loans) and, if such Employees so elect, to roll them over, directly or otherwise, in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under
         Section 401(a) of the Code (the "BUYER DC PLANS") and maintained by Buyer or one of its Subsidiaries, and the Buyer DC Plans shall accept such rollovers.

              Section 8.04.  Retiree Health and Other Retiree Benefit
         Plans.

              (a) Prior to the Closing Date, Buyer or one of its Subsidiaries shall establish or designate a retiree welfare benefit plan or plans (the "BUYER RETIREE PLAN") effective as of the Closing Date covering Transferred Individuals. The Buyer Retiree Plan shall contain provisions under which Transferred Individuals are provided with retiree health and other retiree welfare benefits as determined by Buyer, consistent with this Section 8.04 and Section 8.10.

              (b) After the Closing Date, Buyer or, where appropriate, the Buyer Retiree Plan, shall assume liability for all retiree health benefits and other retiree welfare benefits of Transferred Individuals and their beneficiaries under the retiree welfare benefit plans maintained by Seller (except that Seller shall retain liability for any benefits relating to claims incurred prior to the Closing Date). Buyer shall credit the dollar amount of all expenses incurred by Transferred Individuals and their respective eligible dependents during the applicable plan year in which occurs the Closing Date for purposes of satisfying such plan year's deductible and co-payment limitations and shall credit service with Seller earned prior to the Closing Date under the Buyer Retiree Plan. All liabilities assumed by Buyer or the Buyer Retiree Plan under this Section 8.04 shall be Assumed Liabilities.

              (c) All insurance policies, contracts, arrangements and agreements relating to medical, dental and other services entered into by Seller and existing for the benefit of Seller or employees under or pursuant to retiree health or other retiree welfare benefit plans and all rights of Seller thereunder shall be Retained Assets and not Acquired Assets. To the extent such insurance policies, contracts, arrangements and agreements can be split




         between Buyer and Seller, or to the extent Buyer can enter into similar agreements without additional expense or administration responsibilities for Seller, then, at Buyer's election, Buyer and Seller shall cooperate in arranging such agreements for Buyer.

              Section 8.05.  Stock Options and Restricted Stock Units.

              (a) Prior to the Closing Date, Seller shall, if appropriate, amend the Seller Stock Plans, make adjustments and take actions (and Buyer shall take such actions as are reasonably required to implement the same) with respect to Seller Options which are outstanding immediately prior to the Closing Date and which are held by Transferred Employees or Bridge Employees and are not vested as of the Closing Date to provide that, pursuant to the equitable adjustment provisions of the applicable Seller Stock Plan, effective as of the Closing Date such Seller Options will, at the election of such Employees, be converted into and represent (pursuant to a methodology consistent with Section 424 of the Code, with respect to the values of Seller Common Stock and Buyer Common Stock which is reasonably agreed to by Buyer) the right to acquire shares of Buyer Common Stock with such other amendments and adjustments proposed by Buyer as are reasonable and appropriate, which may include modifying or amending any performance-based vesting acceleration provisions. Any Liabilities with respect to such converted Seller Options shall be Assumed Liabilities.

              (b) All Assets and Liabilities associated with any Seller Restricted Stock Units which are held by Transferred Employees or Bridge Employees will be Retained Assets and Retained
         Liabilities respectively.

              Section 8.06.  Other Welfare Benefits.

              (a) Effective as of the Closing Date, Buyer shall establish or maintain "employee welfare benefit plans," as defined in Section 3(1) of ERISA, and other employee welfare benefit or fringe benefit arrangements as Buyer shall determine, consistent with Section 8.10, for the benefit of Transferred Employees and Bridge Employees. Buyer shall credit the dollar amount of all expenses incurred by Transferred Employees and Bridge Employees and their respective eligible dependents during the applicable plan year in which occurs the Closing Date for purposes of satisfying such plan year's deductible and co-payment limitations and shall credit service with Seller earned prior to the Closing Date under the relevant welfare benefit plans of Buyer. Buyer shall credit each Transferred Employee with the unused time bank days accrued in accordance with the time bank policy of Seller applicable to such employees in effect as of the Closing Date.

              (b) Seller shall be liable for payments to Transferred Employees and Bridge Employees (and, if applicable, their dependents) arising from claims incurred under



         Seller's employee welfare benefit plans and other employee welfare benefit or fringe benefit arrangements prior to the Closing Date. Buyer shall recognize service with Seller as service for those health and welfare arrangements of Buyer which are based in whole or in part on length of service. With respect to any Transferred Employee or Bridge Employee, as the case may be, who is subject to pre-existing limitation provisions under Seller's medical or dental benefit plans as of the Closing Date, pre-existing limitation provisions under the Buyer medical or dental plans shall lapse on the date such limitations would have lapsed under the applicable plans of Seller, had the Transferred Employee or Bridge Employee, as the case may be, remained in the employ of Seller.

              (c) Effective as of the Closing Date, Buyer or one of its Subsidiaries shall establish or designate "flexible spending arrangements," within the meaning of Proposed Treasury Regulation Section 1.125-2, Q/A-7(c), (the "BUYER FSAS") covering Transferred Employees and Bridge Employees on substantially the same terms as such Transferred Employees and Bridge Employees were covered under flexible spending arrangements maintained by Seller (the "SELLER FSAS") prior to the Closing Date. All Liabilities with respect to Transferred Employees and Bridge Employees under the Seller FSAs shall be Assumed Liabilities, and all other Liabilities under the Seller FSAs shall be Retained Liabilities. Until the end of the calendar year in which occurs the Closing Date, Buyer shall effectuate all payroll deductions with respect to Transferred Employees and Bridge Employees under the Buyer FSAs in accordance with such Employees' elections as in effect at the Closing Date (or in accordance with any valid amendment to such elections after the Closing Date).

              (d) Prior to the Closing Date, Buyer or one of its Subsidiaries shall establish or designate a trust that qualifies as a voluntary employee beneficiary association under
         Section 501(c)(9) of the Code (the "BUYER VEBA") covering Transferred Individuals. As soon as practicable after the Closing Date, Seller shall cause the trustee of Seller VEBA to transfer to the trustee of the Buyer VEBA assets, in kind, representing (i) the balance (as of the date of transfer) of the account or accounts maintained by the Seller VEBA in respect of retiree welfare benefits, (ii) amounts associated with any Liabilities with respect to Transferred Employees or Bridge Employees under the Seller FSAs, (iii) any compensation deferrals made by Transferred Employees or Bridge Employees under the Seller FSAs prior to the Closing Date and not included in clause (ii), and (iv) any amounts attributable to insurance premiums paid or deferred by Transferred Individuals or Seller or the Seller VEBA relating to Transferred Individuals prior to the Closing Date and relating to periods after the Closing Date; provided, that all insurance policies, contracts and agreements and all contracts, arrangements and agreements with providers of medical, dental and other services entered into by the Seller VEBA and existing for the benefit of Seller or employees under or pursuant to the Seller VEBA and all rights of the Seller




         VEBA or the trustee thereof thereunder shall be retained by the Seller VEBA and shall not be transferred to the Buyer VEBA.

              (e) All insurance policies, Contracts, arrangements and agreements relating to medical, dental and other services entered into by Seller and existing for the benefit of Seller or employees under or pursuant to the plans and arrangements described in this Section 8.06 and all rights of Seller thereunder shall be Retained Assets and not Acquired Assets.
         To the extent such insurance policies, Contracts, arrangements and agreements can be split between Buyer and Seller, or to the extent Buyer can enter into similar agreements without additional expense or administration responsibilities for Seller, then, if Buyer so requests, Buyer and Seller shall cooperate in arranging such agreements for Buyer.

              Section 8.07. Employment Agreements. Seller's obligations under any employment, severance or similar agreement between Seller and any Transferred Individual which is disclosed on the Seller Disclosure Schedule shall be Assumed Liabilities, except as otherwise provided in such Schedule, and Seller's rights under any such agreement shall be Acquired Assets. Buyer or one of its Subsidiaries will assume each such agreement.

              Section 8.08. Cooperation. Without limiting the generality of Article 6 hereof, Seller and Buyer agree to furnish each other promptly with such information concerning employees and employee benefit plans, arrangements or policies as is necessary and appropriate to effect the transactions contemplated by this Article 8.

              Section 8.09. Amendment, Modification or Termination of Benefit Plans. Except as provided in Section 8.10, from and after the Closing Date, (i) Seller expressly reserves the right, in accordance with applicable law, to amend, modify or terminate any benefit plan it sponsors or maintains for its employees and former employees and (ii) Buyer expressly reserves the right, in accordance with applicable law, to amend, modify or terminate any benefit plan it sponsors or maintains for Transferred Individuals.

              Section 8.10. Compensation and Benefits. (a) Buyer or one of its Subsidiaries shall offer employment at or as soon after the Closing Date as practicable to all Transferred Employees, on terms determined by Buyer. Following the Closing Date and through December 31, 1998 (the "COMPENSATION MAINTENANCE PERIOD"), Buyer shall provide the Transferred Employees and Bridge Employees with compensation and employee benefits reasonably comparable in the aggregate to those provided by Seller to such Transferred Employees and Bridge Employees immediately prior to the Closing Date, valuing any stock-based compensation, for this purpose, under any reasonable method; provided, that nothing herein shall be construed to require Buyer to provide Transferred



         Employees with any stock-based compensation, provided the requirements of this sentence are otherwise met. Without limiting the preceding sentence, during the Compensation Maintenance Period Buyer shall maintain severance, reduction-in-force and pay-in-lieu-of-notice benefits for the Transferred Employees no less favorable than the severance, reduction-in force and pay-in-lieu-of-notice benefits provided to such Transferred Employees by Seller immediately prior to the Closing Date and disclosed on the Seller Disclosure Schedule. Buyer shall recognize service with Seller, Tiburon, Inc., and PhotoTelesis Corporation as service for all purposes except benefit accrual under any pension plan maintained by Buyer.
         The provisions of this Section 8.10 shall not create any rights in any employee or former employee of the Acquired Subsidiary or of any part of the Acquired Business or any other person who is not a party to this Agreement, and no such person shall have any rights as a third party beneficiary hereof

              (b) Buyer shall provide each Transferred Employee and Bridge Employee with an accrued benefit under its defined benefit pension plans that is no less generous than the total such benefit such Transferred Employee or Bridge Employee, as the case may be, would have accrued, under those of Buyer's defined benefit pension plans under which such Transferred Employee or Bridge Employee, as the case may be, is otherwise entitled to a retirement benefit, assuming that all such Transferred Employee's or Bridge Employee's, as the case may be, years of service with Seller were treated as service with Buyer for purposes of benefit accrual.

              (c) Without limiting Sections 8.10(a) and 8.10(b), Buyer shall, until the expiration of the relevant bridge agreements (as defined in the definition of "Bridge Employees") preserve without reduction under the Buyer DB Plan the early retirement benefits (including all payment options) to which Bridge Employees may earn entitlement under the Seller DB Plan (as the Seller DB Plan is in effect on the date hereof).

              (d) All Assets and Liabilities of Seller associated with any TEXINS Association substantially all the participants in which are Transferred Employees or Former Defense Employees at any location or plant primarily related to the Defense Business shall be Acquired Assets and Assumed Liabilities, respectively. Without limiting Section 8.10(a), Seller will take all reasonable steps to permit the continued participation of Transferred Employees and Bridge Employees in the Dallas, Spring Creek, Austin and Sherman Associations during the Compensation Maintenance Period, provided that Buyer fulfills its obligations under the next sentence. Buyer shall during the Compensation Maintenance Period subsidize the continued participation of such Transferred Employees and Bridge Employees at the same per employee amount of subsidy as in effect at the date hereof, to the extent that Seller meets its obligations under the preceding sentence. Nothing herein shall prevent Seller from discontinuing any TEXINS Association at any location at any




         time, in which case participation of the Transferred Employees and Bridge Employees described in this paragraph shall cease.

              (e)  All Liabilities assumed by Buyer under this Section
         8.10 shall be Assumed Liabilities.

              Section 8.11. Deferred Compensation. As soon as practicable after the date hereof Seller will offer any Transferred Employee or Bridge Employee who has previously elected to defer compensation payable by Seller the right to elect to continue to defer receipt of such compensation after the Closing Date. All Liabilities of Seller with respect to deferred compensation as to which any such election is made, or which is owed in respect of Former Defense Employees, shall, to the extent reflected on the Acquired Business Interim Financial Statements or accrued in the ordinary course after the date of such Statements, be Assumed Liabilities and not Retained Liabilities. Buyer shall not modify or alter the payment options applicable to any such deferred compensation without the written consent of the affected Transferred Individual or, where applicable, his or her beneficiary. All accrued nonqualified defined benefit pension obligations with respect to Transferred Individuals shall, to the extent reflected on the Acquired Business Interim Financial Statements or accrued in the ordinary course after the date of such Statements, be Assumed Liabilities. Buyer and Seller will cooperate as necessary to effectuate this Section 8.11.

              Section 8.12. Forms W-2. Buyer and Seller agree to cooperate and to take all actions reasonably necessary to permit reliance by Seller, with respect to Transferred Individuals, on the "alternate procedure" provided under Internal Revenue Service Revenue Procedure 96-60, and to relieve Seller from the requirement of furnishing Forms W-2 to any such Transferred Individuals for the calendar year within which occurs the Closing Date. Without limiting the foregoing, Seller agrees timely to provide Buyer with all information necessary for Buyer to include on the Forms W-2 it furnishes to Transferred Individuals for such calendar year the wages paid and taxes withheld by Seller with respect to such Individuals during such calendar year.

              Section 8.13. Foreign Plans. Buyer and Seller agree to cooperate and to take all actions reasonably necessary to effectuate the transfer, where agreed or required by law, from Seller or one of its Subsidiaries to Buyer or one of its Subsidiaries (or from a plan or trust maintained by Seller or one of its Subsidiaries to a plan or trust maintained by Buyer or one of its Subsidiaries) of Assets and/or Liabilities attributable to Transferred Individuals under any Employee Plan maintained primarily for the benefit of employees stationed outside the United States. Any Assets and Liabilities transferred pursuant to the preceding sentence shall be Acquired Assets and Assumed Liabilities, respectively. Buyer or one of its Subsidiaries will offer continued employment to Transferred Employees



         whose principal place of employment is outside the United States on terms sufficient to avoid incurrence by Seller of any severance or similar liability under any statute, ordinance or regulation (where such avoidance is legally possible and not unduly burdensome, for which purpose the terms of employment applicable to such Employees as of the Closing Date will not be considered unduly burdensome). Buyer and Seller further agree to cooperate and to take all other actions reasonably necessary to avoid incurrence by Seller of any severance or similar liability under any statute, ordinance or regulation with respect to any Transferred Employee or Bridge Employee whose principal place of employment is outside the United States.
         The first sentence of each of Section 8.01 and Section 8.10(a) shall not apply to Transferred Employees or Bridge Employees whose principal place of employment is outside the United States. It is agreed and understood that the remainder of
         Section 8.10(a) will apply, substituting references to such Transferred Employees' or Bridge Employees' employer for references to Seller. Sections 8.04, 8.06 and 8.11 shall not apply to Foreign Plans. Buyer and Seller agree that it is their mutual intent that Transferred Individuals whose principal place of employment is outside the United States (other than any such Transferred Individuals covered by Employee Plans) and Foreign Plans be treated in a manner consistent with other Transferred Individuals and Employee Plans. However, adjustments may be appropriate or required in order to reflect foreign law, applicable tax law and funding vehicles. If, in connection with Foreign Plans or Transferred Individuals whose principal place of employment is outside the United States (other than any such Transferred Individuals covered by Employee Plans), (i) Assets or Liabilities would be transferred from Seller or one of its employee benefit plans to Buyer or one of its employee benefit plans pursuant to the statement of intent in the second preceding sentence, and (ii) Buyer and Seller have not agreed in writing prior to the Closing Date to treat such Assets or Liabilities as Acquired Assets or Assumed Liabilities, as the case may be, then such Assets or Liabilities shall be Retained Assets or Retained Liabilities, as the case may be, and the parties will negotiate in good faith an appropriate adjustment in the Purchase Price (to the extent such adjustment is not otherwise accomplished under Section 2.07(a)-(c)).

              Section 8.14. Acquired Subsidiary. Notwithstanding any other provision of this Article 8, all Assets and Liabilities associated with any Employee Plan maintained solely for employees or former employees (or the beneficiaries or dependents thereof) of the Acquired Subsidiary shall be Acquired Assets and Assumed Liabilities, respectively. Sections 8.02 and 8.04(a) and (b) shall apply with respect to any employee of the Acquired Subsidiary who is a Transferred Individual to the extent any such employee is entitled to any benefits described therein. Section 8.05 and the second, third and fourth sentences of Section 8.10(a) shall apply to employees of the Acquired Subsidiary as if such employees were Transferred Employees, substituting references in such sentences of Section 8.10 to the Acquired Subsidiary for references to Seller. No other provision of this Article 8 shall apply to the Acquired Subsidiary, or to any insurance policies,

         contracts, arrangements or agreements maintained solely for employees or former employees (or the beneficiaries or dependents thereof) of the Acquired Subsidiary.

              Section 8.15. Labor Relations. Buyer and Seller acknowledge that, following completion of the transaction contemplated by this Agreement, employees of Buyer or its Subsidiaries will be working in close proximity to employees of Seller or its Subsidiaries in several locations. Buyer and Seller understand and agree that the employees of Buyer or its Subsidiaries and the employees of Seller or its Subsidiaries will not be integrated or commingled, but shall be kept separate for purposes of workplace policies and practices, employee communications and all other labor and human resource matters. Buyer and Seller agree to take and cause their respective Subsidiaries to take all steps reasonably necessary or appropriate to comply with the requests of the other party to accomplish and maintain the complete separation, to the extent commercially practicable, of the workforces of Buyer or its Subsidiaries and Seller or its Subsidiaries. Buyer and Seller agree that, in the event any of the employees of Buyer or its Subsidiaries or Seller or its Subsidiaries or any labor union or organization representing or seeking to represent such employees, engages or threatens to engage in any strikes, work slowdowns, work stoppages or other interferences with the work, or any picketing, demonstration, distribution, solicitation or organizing activities of any nature at any locations where Buyer or its Subsidiaries and Seller or its Subsidiaries share common facilities or are located in close proximity with each other, Buyer or its Subsidiaries or Seller or its Subsidiaries, as the case may be, shall take any and all actions reasonably requested by the other party to separate, to the extent commercially practicable, the employees or individuals engaging in such activities, or the employees or individuals to which such activities are directed by any labor union or organization, from access to the employees of the other party and its Subsidiaries and to facilities shared with or occupied by employees of the other party and its Subsidiaries. Such actions shall, without limitation, include designating or constructing entrances and exits, parking facilities and other facilities which are separate and apart from facilities used by the employees of the other party and its Subsidiaries and preventing the use by employees of such party or its Subsidiaries of facilities used by employees of the other party and its Subsidiaries.


                                    ARTICLE 9

                            Conditions to the Closing

              Section 9.01. Conditions to the Obligations of Buyer and Seller. The obligations of each of Seller and Buyer to consummate the sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to the satisfaction of the following conditions:



              (a) any applicable waiting period under the HSR Act relating to the sale of the Acquired Assets shall have expired or been terminated and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of such sale, or the other transactions contemplated by the Transaction Agreements, other than an action which shall have been withdrawn or terminated;

              (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by the Transaction Agreements;

              (c) the Ancillary Agreements, in form and substance reasonably satisfactory to Seller and Buyer, shall have been executed and delivered by the parties thereto and shall be in full force and effect; and

              (d) each of Seller and Buyer shall have received reasonably satisfactory assurance that the actions to be taken pursuant to Section 6.03 shall have been taken.

              Section 9.02. Conditions to the Obligations of Seller. The obligation of Seller to consummate the sale of the Acquired Assets is subject to the satisfaction of each of the following further conditions:

              (a) Buyer shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

              (b) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto qualified as to materiality shall be true and those not so qualified shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

              (c) all consents, approvals, orders, authorizations, registrations, declarations, and filings required to be obtained or made prior to the Closing Date (other than those referred to in Section 9.01(a)) shall have been made or obtained, except where the failure to make or obtain the same would not, individually or in the aggregate, (i) have a Material Adverse Effect on the Acquired Assets, or (ii) be reasonably be expected to subject Seller or any of its Subsidiaries, or any of their Affiliates or any directors or officers of any of the foregoing, to the risk of criminal liability;



              (d) Buyer shall have delivered to Seller $75,000,000 in immediately available funds as provided in Section 2.4 of the IP Agreement; and

              (e) Seller shall have received all customary closing documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Seller.

              Section 9.03.  Conditions to the Obligations of Buyer.
         The obligations of Buyer to consummate the sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to the satisfaction of the following further conditions:

              (a) Seller shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect;

              (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto qualified as to materiality shall be true and those not so qualified shall be true in all material respects at and as of the Closing Date, as if made at and as of such time and Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect;

              (c) all consents, approvals, orders, authorizations, registrations, declarations and filings required to be made or obtained prior to the Closing Date (other than those referred to in Section 9.01(a)) shall have been made or obtained, except where the failure to make or obtain the same would not, individually or in the aggregate, (i) have a Material Adverse Effect on the Acquired Business, or (ii) be reasonably be expected to subject Buyer or any of its Subsidiaries, the Acquired Subsidiary or any of their respective Affiliates or any directors or officers of any of the foregoing, to the risk of criminal liability or (iii) prohibit Buyer from operating or owning the Acquired Business following the Closing substantially as currently conducted and as conducted immediately prior to the Closing; and

              (d) Buyer shall have received all customary closing documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Buyer.




                                    ARTICLE 10

                            Survival; Indemnification

              Section 10.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one year after the Closing Date; provided, however, that (i) the representations and warranties set forth in
         Section 3.13 shall survive the Closing for a period of two years after the Closing Date and (ii) the representations and warranties in Sections 3.11 and 3.12(b)(iv), (v) and (vi) shall survive until the expiration of the statute of limitations applicable to the matters covered thereby, giving effect to any mitigation, waiver or extension thereof. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

              Section 10.02. Indemnification. (a) Seller hereby indemnifies Buyer and each of its Subsidiaries and their respective officers, directors, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing, against and agrees to defend and hold them harmless from any and all Damages incurred or suffered by any of them arising or due out of (i) any misrepresentation or breach of warranty made by Seller contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (provided that, for purposes of determining Seller's obligations pursuant to this Section 10.02(a), such representations and warranties shall be read not to include any qualification or limitation with respect to materiality, including, without limitation, Material Adverse Effect) or (ii) breaches of covenants or obligations of Seller contained herein (including with respect to the adjustment of the Purchase Price pursuant to Section 2.07 hereof) or any Retained Liability; provided, that (a) Seller shall not be liable under clause (i) of this Section 10.02(a) unless the aggregate amount of loss with respect to all matters referred to in clause (i) of this
         Section 10.02(a) exceeds $50,000,000 and then only to the extent of such excess, (b) Seller's maximum liability under clause (i) of this Section 10.02(a) shall not exceed the sum of $37,500,000 plus 50% of the Adjusted Purchase Price and (c) Seller shall only be liable for 90% of the amount of such excess (as calculated after giving effect to the provisions of Section 10.02(c) and (d)) with respect to any matter referred to in clause (i) of this Section 10.02(a).

              (b) Buyer hereby indemnifies each of Seller and each of its Subsidiaries and their respective officers, directors, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing, against and agrees to defend and hold it harmless from any and all Damages incurred or suffered by any of them arising or due out of (i) any


         misrepresentation or breach of warranty made by Buyer contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (provided that, for purposes of determining Buyer's obligations pursuant to this Section 10.02(b), such representations and warranties shall be read not to include any qualification or limitation with respect to materiality, including, without limitation, Material Adverse Effect) or (ii) any breaches of covenants or obligations of Buyer contained herein (including with respect to the adjustment of the Purchase Price pursuant to Section
         2.07 hereof) or any Assumed Liability; provided, that (a) Buyer shall not be liable under clause (i) of this Section 10.02(b) unless the aggregate amount of loss with respect to all matters referred to in clause (i) of this Section 10.02(b) exceeds $50,000,000 and then only to the extent of such excess, (b) Buyer's maximum liability under clause (i) of this Section 10.02(b) shall not exceed the sum of $37,500,000 plus 50% of the Adjusted Purchase Price and (c) Buyer shall only be liable for 90% of the amount of such excess (as calculated after giving effect to the provisions of Section 10.02(c) and (d)) with respect to any matter referred to in clause (i) of this
         Section 10.02(b).

              (c) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess (if any) of (A) the sum of the amount theretofore paid by the indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

              (d) The amount of any indemnifiable losses or other liability for which indemnification is provided under this
         Article 10 shall be increased by any Tax imposed on the receipt of any indemnity payment with respect thereto and decreased to take account of any credit, deduction, amortization, exclusion from income or other allowance associated with the Damages giving rise to the payment received by the Indemnitee ("TAX BENEFIT"). The amount of such decrease shall be the present value as of the date of any


         indemnification payment under this Article 10 of each Tax Benefit multiplied by (i) the combined effective Federal and state corporate tax rates in effect at the time of the indemnity payment or (ii) in the case of a credit, 100 percent. The present value of any Tax Benefit shall be determined using the Applicable Interest Rate and assuming the party being indemnified has sufficient Taxable income or other Tax attributes to permit the utilization of such Tax Benefit at the earliest possible time. Any payment pursuant to this Article 10 will be treated as non-Taxable to the indemnified party except to the extent that a Final Determination causes such payment to be Taxable. In the event any Final Determination renders any payment made pursuant to this Article Taxable to the recipient, the indemnifying party shall pay an amount that reflects the Tax consequences to the indemnified party of receiving such payment.

              Section 10.03. Indemnification Procedures. (a) Subject to Section 7.01(c), upon receipt by any Person who may seek indemnity pursuant to Section 10.02 (the "INDEMNIFIED PARTY") of actual notice of a loss, claim, Damage, liability or action in respect of which indemnity may be sought, such indemnified party shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing (provided, however, that the failure to so notify the indemnifying party shall only relieve the indemnifying party of its obligations hereunder to the extent such failure actually prejudices such indemnifying party in its defense of the loss, claim, Damage, liability or action) and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
         (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate, in such indemnified party's reasonable judgment, due to actual or potential differing interests between them, in which case such fees and expenses shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Subject to the terms of Section 10.03(c), the indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or


         judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

              (b) Upon receipt of the notice described in the first sentence of Section 10.03(a), an indemnifying party shall promptly notify the indemnified party of its election to defend or to seek to settle or compromise, at such indemnifying party's own expense and by such indemnifying party's own counsel, any claim, action, inquiry or investigation commenced by any person (a "THIRD PARTY CLAIM") and of its acknowledgment of its indemnification obligation hereunder. If the indemnifying party elects to assume responsibility for defending such Third Party Claim, the indemnifying party shall so notify the claimant or plaintiff of such election and request that all communications relating to such Third Party Claim be made, delivered or addressed to the indemnifying party and the indemnified party. After notice by the indemnifying party to the indemnified party of its election to assume the defense of a Third Party Claim, subject to the indemnified party's rights to separate counsel paid for by the indemnifying party pursuant to Section 10.03(a), so long as such indemnifying party continues such defense in good faith, the indemnifying party shall have no further obligation to the indemnified party in respect of legal or other expenses not yet incurred by the indemnified party in connection with such Third Party Claim and shall promptly reimburse any such expenses already incurred.

              (c) If an indemnifying party does not elect to assume responsibility for a Third Party Claim (which decision not to assume may only be made in the case of a good faith dispute that a claim is not properly the subject of an indemnification obligation pursuant to this Article 10), an indemnified party may not settle or compromise any claim without prior written notice to the indemnifying party, which shall have the option within 10 days following such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the indemnified party for prior expenditures relating thereto, (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the indemnifying party shall have no further right to contest the amount or reasonableness of the settlement if the indemnified party elects to proceed therewith, (iii) to approve the amount of the settlement, reserving the indemnifying party's right to contest the indemnified party's indemnity right, or (iv) to approve and agree to pay the settlement (and all expenditures of the indemnified party relating thereto). If no response is received by the indemnified party, the indemnifying party shall be deemed to have elected option (ii).



                                    ARTICLE 11

                                   Termination

              Section 11.01.  Termination.  This Agreement may be
         terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

              (a)  by mutual written consent of Seller and Buyer;

              (b) by either Seller or Buyer at any time after the Termination Date if the Closing shall not have been consummated on or before such date, so long as the terminating party is not then in material breach of its obligations hereunder;

              (c) by Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within 30 business days after Seller delivers written notice thereof; or

              (d) by Buyer, provided it is not then in breach of any of its obligations hereunder, if Seller fails to perform any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained therein and does not cure the failure or breach within 30 business days after Buyer delivers written notice thereof.

              Section 11.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01 hereof, this Agreement shall, except for the provisions of Sections 3.14 and 4.04 and the confidentiality provisions of
         Section 6.01, forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section
         11.02 shall relieve any party to this Agreement of liability for breach of this Agreement.


                                    ARTICLE 12

                                  Miscellaneous

              Section 12.01. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Ancillary Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.




              Section 12.02.  Notices.   All notices, requests and other
         communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

              if to Seller, to:

                   Texas Instruments Incorporated
                   13500 North Central Expressway
                   P.O. Box 655474
                   Dallas, TX 75265
                   Attention:  General Counsel MS241
                   Telecopy:  (972) 995-2632

                   with a copy to:

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, New York  10017
                   Attention:  E. Deane Leonard, Esq.
                               Paul R. Kingsley, Esq.
                   Telecopy: (212) 450-4800

              if to Buyer, to:

                   Raytheon Company
                   141 Spring Street
                   Lexington, Massachusetts 02173
                   Attention: Christoph L. Hoffmann, Esq.
                   Telecopy: (617) 860-2822

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York 10019
                   Attention: Adam O. Emmerich, Esq.
                   Telecopy: (212) 403-2000

         or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is







         transmitted to the telecopy number specified in this section and the appropriate telecopy confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

              Section 12.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

              Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may assign its rights and obligations to any one or more wholly owned Subsidiary or Subsidiaries of Buyer (but no such assignment shall relieve Buyer of its obligations hereunder).

              Section 12.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

              Section 12.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.










              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                TEXAS INSTRUMENTS INCORPORATED


                                By:      /s/  William A. Aylesworth
                                   Name:   William A. Aylesworth
                                   Title:  Senior Vice President



                                RAYTHEON COMPANY



                                By:      /s/  Christoph L. Hoffmann
                                   Name:   Christoph L. Hoffmann
                                   Title:  Executive Vice President